Exhibit 99.3

Düsseldorf

Convenience Translation

Report

on the Audit of the

Domination and Profit and Loss Transfer Agreement

pursuant to § 293b of the German Stock Corporation Act

between

Diebold Holding Germany Inc. & Co. KGaA

Eschborn

and

Wincor Nixdorf Aktiengesellschaft

Paderborn

ADKL AG

Wirtschaftsprüfungsgesellschaft

Breite Straße 29-31 - 40213 Düsseldorf - Phone +49 211-47838-111 Fax +49 211-47838-0

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

-I-

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

f) Net Income After Personal Income Taxes	69

fa) Cash Flow Adjustments in the Perpetual Annuity	69

fb) Net Financial Income	70

fc) Corporate Taxes and Minority Share	71

fd) Net Cash Flows After Personal Income Taxes	73

5. Discount Rate	75

a) Risk-free rate	76

b) Risk Premium	79

ba) Preliminary Considerations	79

bb) Market Risk Premium	81

bc) Beta Factor	87

c) Terminal Growth Rate	97

d) Overview of Discount Rate	100

6. Separate Assets	101

7. Valuation and Value Per Share	101

8. Scenarios with Altered Interest Rates	101

9. Sensitivity Analysis	102

10. Plausibility of the Valuation	103

11. Comparison with Liquidation Value	105

12. Comparison with Share Price	105

13. Adequacy of the Cash Compensation	107

V. Adequacy of the Recurring Compensation	108

1. Calculation Method	108

2. Annuity Rate	109

3. Consideration of Corporate Tax and Earnings	110

4. Scenarios with Altered Interest Rates	111

5. Sensitivity Analysis	112

D. Final Declaration	113

-II-

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

List of Annexes

Annex 1	Decision of the District Court of Dortmund (Commercial Division VI) of 1 June 2016 appointing ADKL AG Wirtschaftsprüfungsgesellschaft, Düsseldorf, as the court appointed joint contractual auditor according to §§ 293(1), 1, Sentence 1 of the German Stock Corporation Act in the proceedings regarding the conclusion of a domination and profit and loss transfer agreement concerning Wincor Nixdorf AG, Paderborn and Diebold Holding Germany Inc. & Co. KGaA, Eschborn (Case No 20 O 21/16 AktE)

Annex 2	Domination and Profit and Loss Transfer Agreement between Diebold Holding Germany Inc. & Co. KGaA, Eschborn and Wincor Nixdorf Aktiengesellschaft, Paderborn (final draft of 16 August 2016)

Annex 3	General Terms and Conditions of Engagement for Auditors and Auditing Firms as amended on 1 January 2002

The valuation expert has computed the business value based on the unrounded figures. For ease of presentation, rounded figures have been used in the valuation opinion and audit report, so that rounding differences may arise in the tables and the text.

-III-

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

List of Abbreviations

€	Euro

$	US dollars

AAB	General Terms and Conditions of Engagement

Abs.	Paragraph

AEVI	AEVI International GmbH, Paderborn

AG	Aktiengesellschaft (Joint Stock Corporation)

AktG	German Stock Corporation Act

Agreement	DPLA between Wincor Nixdorf and Diebold KGaA together with the letter of support of Diebold Inc. (final draft of 16 August 2016)

AMER	America (North and South America; economic area with approximately same stock exchange opening hours; segment of the Wincor Nixdorf by supplementary regional segment information)

APAC	Asia-Pacific (East Asia, Southeast Asia, Australia and Oceania; economic area with approximately the same stock exchange opening hours)

APAC & MEA	Asia-Pacific & Middle-East-Africa (East Asia, Southeast Asia, Australia and Oceania and Arabia (Middle East) and Africa; economic area with approximately the same stock exchange opening hours; Segment of Wincor Nixdorf by supplementary regional segment information)

ATM	Automated Teller Machine (ATM)

BaFin	Federal Financial Supervisory Authority, Bonn and Frankfurt am Main

Banking	Segment of Wincor Nixdorf by primary segmentation

BGB	Civil Code

BGH	Federal Supreme Court, Karlsruhe

bn	billion(s)

Bloomberg	Bloomberg L.P., New York City

Brink’s	Brink’s Nederland B.V., Houten (now renamed “SecurCash Nederland B.V., Rotterdam”)

B.V.	besloten vennootschap met beperkte aansprakelijkheid (Dutch corporate form; comparable to a German Unternehmergesellschaft)

BVerfG	Federal Constitutional Court, Karlsruhe

BVerfGE	Collection of the Decisions of the Federal Constitutional Court (journal)

-IV-

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

BvR	Case number of a constitutional appeal to the Federal Constitutional Court

CAGR	Compound annual growth rate (geometric average annual growth rate)

CAPM	Capital asset pricing model (capital market model based on the portfolio theory)

CDAX	Composite DAX (broades German equities index)

CIQ	S&P Capital IQ, a business of The McGraw-Hill Companies, Inc., New York City

Co.	Compagnie (reference to several shareholders)

Company	Wincor Nixdorf

Contractual Report	Joint report of the Management Board of Wincor Nixdorf and the management of Diebold KGaA (final draft of 16 August 2016) pursuant to § 293a of the German Stock Corporation Act concerning the Agreement

DAX	German Equities Index

Diebold Group	Diebold Inc. together with its dependent companies in the terms of § 17 of the German Stock Corporation Act, but without the Wincor Nixdorf Group

Diebold Inc.	Diebold, Inc., North Canton, Ohio, USA

Diebold KGaA	Diebold Holding Germany Inc. & Co. KGaA, Eschborn

DPLA	Domination and Profit an Loss Transfer Agreement

EBITA	Earnings before interest, taxes and amortization of goodwill

EBITDA	Earnings before interest, tax, depreciation and amortization of goodwill

EBT	Earnings before tax

EMEA	Europe-Middle-East-Africa (Europe, Arabia (Middle East) and Africa; economic area with approximately the same Stock exchange opening hours)

EPOS	Electronic point of sale (further development of the POS)

EU	European Union

e.V.	Registered Association

FAUB	Expert Committee for Enterprise Valuation and Business Administration of the IDW

FC	Forecast (extrapolation)

FinTech	Financial Technology (state-of-the-art technologies in the field of financial services)

GDP	Gross domestic product

-V-

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

GM	General Shareholders’ Meeting

GmbH	Gesellschaft mit beschränkter Haftung (limited liability company)

GuV	Income statement

Hardware	Business type of the Wincor Nixdorf Group, Segment by supplementary segment information

HFA	IDW Auditing and Accounting Board

HGB	Commercial Code

HRB	Commercial Register, Division B

Ed.	Published by

i.d.F.	as amended

IDW	German Independent Auditor’s Institute

IDW S 1	IDW Standard: principles for the performance of enterprise valuations (IDW S 1 as amended in 2008) of 2 April 2008

IFRS	International Financial Reporting Standards

Inc.	Incorporated (Anglo-Saxon corporate form; comparable to the AG)

IT	Information technology

KG	Kommanditgesellschaft (limited partnership)

KGaA	Kommanditgesellschaft auf Aktien (partnership limited by shares)

KPMG	KPMG AG Wirtschaftsprüfungsgesellschaft, Berlin, Bielefeld Branch

KSt	Corporate income tax

LG	District Court

L.P.	Limited Partnership (Anglo-Saxon corporate form; comparable to the GmbH)

MDAX	Mid-Cap DAX (equities index)

MEA	Middle-East-Africa (Europe, Arabia (Middle East) and Africa)

mn	million(s)

mPOS	Mobile point of sale (further development of the POS)

MSCI World	global equities index

n.a.	not available

NCR	NCR Corporation, Duluth, Georgia, USA

NV	naamloze vennootschap (Anglo-Saxon corporate form; comparable to the AG)

No.	number

-VI-

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

OLG	Higher Regional Court

p.a.	per annum (per year)

Peer Group	Group of (publicly listed) comparative companies

POS	Point of sale

Projective	Projective NV, Brussels

PwC	PricewaterhouseCoopers AG Wirtschaftsprüfungsgesellschaft, Frankfurt am Main

R&D	Research and development

Retail	Segment of Wincor Nixdorf by primary segmentation

SCO	Self-checkout system(s)

SDAX	Small-Cap DAX (equities index)

Software	Business type of the Wincor Nixdorf Group, for additional segment information, summarized into Software/Services

SolZ	Solidarity Surcharge

SWOT	Strengths, Weaknesses, Opportunities and Threats (strengths, weaknesses, opportunities and threats; instrument for strategic planning, developed by Harvard Business School)

US	United States (of America)

USA	United States of America

VDAX	DAX Volatility Index

Valuation Opinion	Opinion of PwC for the business value of Wincor Nixdorf as of 26 September 2016 concerning the planned conclusion of a domination and profit and loss transfer agreement between Diebold KGaA and Wincor Nixdorf pursuant to § 291(1) of the German Stock Corporation Act

Valuation Expert	PwC

Valuation Object	Wincor Nixdorf

Wincor Nixdorf	Wincor Nixdorf AG, Paderborn

Wincor Nixdorf Group	Wincor Nixdorf together with its dependent companies in the terms of § 17 of the German Stock Corporation Act

WpG	Die Wirtschaftsprüfung (journal)

WpÜG	Securities Acquisition and Takeover Act

WpÜG-AngVO	Bid Ordinance to the Securities Acquisition and Takeover Act

-VII-

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

A.	Engagement and Performance of the Engagement

Diebold Holding Germany Inc. & Co. KGaA, Eschborn

(“Diebold KGaA”)

as controlling company and

Wincor Nixdorf Aktiengesellschaft, Paderborn,

(“Wincor Nixdorf,” the “Company“or the “Valuation Object”)

(together with its dependent companies in the terms of § 17 of the German Stock Corporation Act the “Wincor Nixdorf Group”)

as controlled company intend to conclude a domination and profit and loss transfer agreement in the terms of § 291(1) Sentence 1 of the German Stock Corporation Act (“DPLA”) (the “Agreement”). The validity of the Agreement is subject pursuant to § 293, Paragraphs 1 and 2 of the German Stock Corporation Act to the approval of the shareholders of both parties in general meeting. The Agreement is to be presented to the shareholders at the General Meeting (“GM”) of Diebold KGaA on or prior to 26 September 2016 respectively of Wincor Nixdorf on 26 September 2016.

Pursuant to §§ 304 and 305 of the German Stock Corporation Act, the minority shareholders are to be granted an adequate cash compensation or an adequate recurring compensation. The Agreement must be reviewed in particular with respect to the adequacy of the compensation and compensation by one or more expert auditors (§§ 293b(1) and 293e(1), Sentence 2 of the German Stock Corporation Act).

The District Court of Dortmund selected us as joint contractual auditor of the DPLA between Diebold KGaA and Wincor Nixdorf pursuant to §§ 293(1), 293c(1), 293d of the German Stock Corporation Act and appointed us by order of 1 June 2016 (Case No. 20 O 21/16 AktE; see Annex 1).

The appointment order does not contain any specifications concerning the conduct of the audit and the audit report. Insofar as specific questions are discussed in typical fashion in award proceedings in corporate law, we will address those questions at the suitable point in time.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

With the determination of the business value of Wincor Nixdorf, the amount of the adequate cash compensation pursuant to § 304 of the German Stock Corporation Act and the amount of the adequate recurring compensation pursuant to § 305 of the German Stock Corporation Act per no-par-value share of Wincor Nixdorf, the Management Board of Wincor Nixdorf and the management of Diebold KGaA, a wholly-owned subsidiary of Diebold Inc., North Canton, Ohio, USA (“Diebold Inc.”, together with its dependent companies in the terms of § 17 of the German Stock Corporation Act but not including the Wincor Nixdorf Group, the “Diebold Group”) have commissioned PricewaterhouseCoopers AG Wirtschaftsprüfungsgesellschaft, Frankfurt am Main (“PwC” or the “Valuation Expert”).

The statements on the business value of Wincor Nixdorf and on the determination of the adequate cash compensation and recurring compensation from the opinion issued on this date concerning the business value of Wincor Nixdorf as of 26 September 2016 for the planned conclusion of a DPLA between Diebold KGaA and Wincor Nixdorf pursuant to § 291(1) of the German Stock Corporation Act (“Valuation Opinions”) have been substantively adopted by the Management Board of Wincor Nixdorf and the management of Diebold KGaA in full.

A copy of the full version of the Valuation Opinion is attached as Annex 5 to the Joint Report of the Management Board of Wincor Nixdorf and of the management of Diebold KGaA pursuant to § 293a of the German Stock Corporation Act concerning the Agreement (“Contractual Report,” final draft of 16 August 2016).

We commenced our audit in application of §§ 293d and 293e of the German Stock Corporation Act, after a prior examination as to our independence and freedom from bias and after taking note of our appointment by the court, on 3 June 2016 and performed the audit until today, 16 August 2016, at the business premises of Wincor Nixdorf and in our offices in Düsseldorf.

During the audit, we conducted many discussions with the officers of Wincor Nixdorf and the staff of the Valuation Expert on-site at the business premises of Wincor Nixdorf in Paderborn and in the course of telephone conversations and conference calls.

The subject of our audit was the DPLA in accordance with § 293(1) of the German Stock Corporation Act and in accordance with § 293e(1), Sentence 2 of the German Stock Corporation Act the adequacy of the proposed cash compensation and the proposed recurring compensation.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In order to be able to carry out an efficient valuation and audit with the requisite confidentiality, access to a virtual data room was established in light of the large quantity of documents provided from June 2016. In addition, we received other documents, in particular from the Valuation Expert.

In particular, the following documents were available to us:

•	Contractual Report (final draft of 16 August 2016), including the Agreement concluded on that date (final draft of 16 August 2016), a copy of which was attached to the Report as Annex 3

•	Valuation Opinion of 16 August 2016

•	Extracts from the working papers of PwC for the analysis of the financial, liquidity and earnings position of the period under consideration, the adjustment of the earnings position, the analysis of the forecast accuracy, the market and competitive relations, the forecast, and the transfer to the perpetual results and other data relevant for the valuation, particularly the derivation of the capital costs and the model used to derive the value

•	consolidated forecast of Wincor Nixdorf prepared in accordance with International Financial Reporting Standards (“IFRS”) for the financial years from 2015/16 up to 2017/18, including the related ancillary calculations and explanatory notes, which were approved by the Supervisory Board on 23 September 2015 (Financial Year 2015/16) or taken note of (Financial Years 2016/17 and 2017/18)

•	the projection for Financial Year 2015/16 (“Forecast”, “FC”) based on the unaudited actual figures for the first nine months of Financial Year 2015/16 and the updated forecast for Financial Years 2016/17 and 2017/18 based on the effects from the sale of the Chinese business activities, which were taken note of by the Supervisory Board on 27 July 2016

•	presentations, breakdowns and other evidence and statements of the working group set up by Diebold Inc. and Wincor Nixdorf to identify, classify and quantify synergies from the merger

•	Joint Opinion in accordance with § 27(1) of the Securities Acquisition and Takeover Act by the Management and Supervisory Boards of Wincor Nixdorf on the voluntary public takeover bid (combined cash and swap offer) of Diebold Inc.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

•	reports of KPMG AG Wirtschaftsprüfungsgesellschaft, Berlin, Bielefeld Branch (“KPMG”), on the audit of the consolidated financial statements and consolidated management reports of Wincor Nixdorf for Financial Years 2012/13 to 2014/15 prepared in accordance with IFRS and the supplementary provisions of commercial law pursuant to § 315a(1) of the Commercial Code, all of which were issued with an unqualified auditor’s opinion

•	reports from KPMG on the audit of the annual financial statements and management reports of Wincor Nixdorf for Financial Years 2012/13 to 2014/15 prepared in accordance with the Commercial Code, all of which were issued with an unqualified auditor’s opinion

•	reports from KPMG on the audit of the annual financial statements and management reports of Wincor Nixdorf International GmbH, Paderborn, for Financial Years 2012/13 to 2014/15, all of which were issued with an unqualified auditor’s opinion

•	unaudited consolidated interim financial statements of Wincor Nixdorf as of 31 March 2016 and 30 June 2016

•	Articles of Association (version of 27 October 2015) and Commercial Register extract (retrieved on 13 July 2016) of Diebold KGaA

•	Articles of Association (version of 25 January 2016) and Commercial Register extract (retrieved on 18 April 2016) of Wincor Nixdorf

In addition, we used further publicly available information, e.g. market studies and capital market data. When ascertaining the capital market data, we relied mainly upon data supplied by the financial information service providers S&P Capital IQ, a business of The McGraw-Hill Companies, Inc., New York City (“CIQ”), and Bloomberg L.P., New York City (“Bloomberg”). The Federal Financial Supervisory Authority, Bonn and Frankfurt am Main (“BaFin”), calculated and communicated the average market price required in accordance with legal rulings to determine a lower limit for the cash compensation.

A draft of the Valuation Opinion was made available to us prior to its completion. Prior versions of the final drafts of the Agreement and Contractual Report presented by us were also presented to us.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

We conducted our engagement in accordance with Auditing Practice Statement HFA 6/1988 from the Auditing and Accounting Board (“HFA”) of the Institute of Public Auditors in Germany, Düsseldorf (“IDW”), “Audits of Mergers in Accordance with § 340b (4) of the German Stock Corporation Act,” which was withdrawn in 2013 but which remains in effect with respect to the statements it makes concerning the requirements for performance of the audit and the audit report, and in direct accordance with the IDW Standard “Principles for the Performance of Business Valuations” (IDW S 1, version 2008) of 2 April 2008 (“IDW S 1”).

IDW S 1 is not a rule of law and is accordingly non-binding, particularly for courts of law. However, the recommendations made in that Standard do provide the courts with a source of information concerning the methodologically correct procedure for the performance of valuations through fundamental analysis in order to verify the adequacy of the cash compensation and recurring compensation (e.g. Federal Supreme Court of 29 September 2015, Case No. II ZB 23/14).

All of the information and documents we requested were willingly provided to us. The Management Board of Wincor Nixdorf and the management of Diebold Inc. as general partner of Diebold KGaA provided us as of this date a standard declaration of general representativeness in each case and represented therein in writing that the explanatory notes and information of significance for the audit of the Agreement were provided in a complete and accurate fashion.

The results of our audit are based primarily on our audit of the documents of Wincor Nixdorf, on information provided to us by the named respondents, on the Valuation Opinion and additional information provided by the Valuation Expert. In addition to the information received in this way, we also conducted additional investigations and calculations of our own.

We have recorded the type and scope of our audit procedures in our working papers.

We initiated our audit before PwC concluded its valuation. This method of procedure is common within the framework of contractual and adequacy audits and recognized by high court rulings (Federal Supreme Court of 18 September 2006, II ZR 225/04). It is rooted in the need to issue a conclusive audit assessment promptly after the conclusion of the valuation.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

There were no divergent opinions between the Valuation Expert and ourselves. Audit findings were incorporated into the valuation model.

The management of Diebold KGaA and the Management Board of Wincor Nixdorf are responsible for the due content of the Contractual Report.

We further expressly point out that we have not conducted an audit of the bookkeeping, consolidated financial statements and consolidated management reports, annual financial statements and management statements, or the management of the companies involved. Such examinations were not a subject of our audit. The compliance of the audited financial statements presented with the relevant statutory provisions has been confirmed by the auditor of the financial statements without qualification. We therefore assume in this regard that the documents presented to us are accurate in terms of the completeness of the financial statements and their compliance with rules of measurement for financial statements.

If, in the time between the conclusion of our audit (16 August 2016) and the scheduled date for the adoption of the resolution by the shareholders of Wincor Nixdorf in general meeting concerning the closing of the Agreement (26 September 2016), significant changes should arise relative to the assumptions made in the Valuation Opinion by PwC or this audit report, these changes would have to be taken into account in the determination of adequate cash compensation or recurring compensation. For this purpose, we will obtain declarations on the date of the general shareholders’ meeting of Wincor Nixdorf.

We issue the following report concerning the results of our audit pursuant to § 293e of the German Stock Corporation Act.

This audit report was prepared exclusively for the purposes stated above. This includes provision of the audit report in advance of the GM of Wincor Nixdorf at which the resolution concerning the conclusion of the Agreement (including its publication on the Company’s website, or for other publications, displays and measures in connection with the preparation and execution of the GM) and presentation before the competent court of law (also any court proceedings following the GM).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Any disclosure of our audit report beyond this may only be made, subject to our express written approval, with the complete text and with a written declaration about the purpose of the underlying engagement and the disclosure restrictions and terms of liability associated with the engagement, and may only be made to third parties if the relevant third party previously consents in writing to the General Terms and Conditions of Engagement, to an additional individual liability agreement, and to a binding non-disclosure obligation towards us.

The General Terms and Conditions of Engagement for Auditors and Auditing Firms, as amended on 1 January 2002, which are attached as Annex 3, apply for the conduct of the engagement and our responsibility, e.g. with respect to third parties. For our responsibility relative to the contractual parties and their shareholders, § 293d (2) as related to § 323c of the German Stock Corporation Act apply.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

B.	Subject, Type and Scope of the Contractual Audit

The subject, type and scope of the contractual audit result from §§ 293b(1), 293e(1), Sentence 2 of the German Stock Corporation Act. Pursuant to § 293b(1) of the German Stock Corporation Act, the subject of our audit is the agreement between business enterprises. Pursuant to § 293e(1), Sentence 2 of the German Stock Corporation Act, the focus of our audit is the assessment of the adequacy of the cash compensation (§ 304 of the German Stock Corporation Act) and recurring compensation (§ 305 of the German Stock Corporation Act). Details on the content of the Contractual Audit Report are evident in § 293e(1) of the German Stock Corporation Act.

Accordingly, we checked whether the Agreement fully and accurately contains the components prescribed by law and thus corresponds to the provisions of law. We also checked whether the proposed cash compensation and recurring compensation are to be viewed as adequate with due regard to the circumstances at Wincor Nixdorf. We have not undertaken any further legal audit, particularly of the tax effects, nor have we audited the expediency of the Agreement or the procedure. The completeness and accuracy of the Contractual Report also did not form part of our contractual audit.

In its Auditing Practice Statement HFA 6/1988 on merger audits, the IDW Auditing and Accounting Board (“HFA”) established key principles with respect to the division of labor between the management board and the merger auditors, and in particular, defined the methods which are to be used to ascertain adequacy. The recommendations made in HFA 6/1988 are, according to the prevailing view, also applicable for audits of agreements in accordance with § 293e of the German Stock Corporation Act and generally still apply even after the withdrawal of the Standard. We therefore used them as the basis for our audit.

The audit includes an assessment as to whether the methods used to calculate the cash compensation and recurring compensation are consistent with generally accepted principles for the performance of business valuations, whether the data used for that purpose were properly derived and whether the estimates for the future appear plausible. It is not the task of the auditor to perform the valuation which is necessary in order to derive the cash compensation and recurring compensation on its own.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The expert auditor who is appointed pursuant to §§ 293b(1), 293c(1) and 293d(1) of the German Stock Corporation Act must prepare a written report concerning the results of the audit in accordance with § 293e of the German Stock Corporation Act. The audit report must conclude with a declaration as to whether the proposed cash compensation or recurring compensation are adequate or not.

The report must also indicate

•	the methods which were used to determine the cash compensation and recurring compensation;

•	the reasons why the use of these methods was appropriate;

•	which cash compensation or recurring compensation results when various methods are applied, if more than one method was applied; the report must also explain what weight was assigned to the various methods in determining the proposed cash compensation or recurring compensation and the values underlying that cash compensation or recurring compensation, as well as any particular difficulties which arose in connection with the valuation.

Our audit report indicates the results of our audit as to the adequacy of the proposed cash compensation and recurring compensation and, in that context, fully explains the audit procedure and the results of the audit in detail. In the interests of avoiding repetition, we refer to the detailed statements in the Valuation Opinion, which is attached to the Contractual Report as an annex, for detailed figures and explanations regarding the determination of earnings and value components.

As a result, the recipients of this report will be able to comprehend the adequacy of the cash compensation payment and recurring compensation based on our audit report alone, but may have to consult the Contractual Report for further detailed information, particularly the attached Valuation Opinion.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

C.	Audit of the Domination and Profit and Loss Transfer Agreement

I.	Content of the Domination and Profit and Loss Transfer Agreement

The minimum content of a DPLA necessary in corporate law results from §§ 291 ff. of the German Stock Corporation Act. The audit of the completeness and accuracy of the agreement between business enterprises therefore relates to the general information on the contractual parties, the definition of the subject of the agreement, the commencement and term of the agreement and the arrangements concerning settlement payments and indemnities.

Corporate Name and Registered Office of the Participating Companies

The corporate name and registered office of the participating companies are specified in the DPLA and correspond to the entries in the commercial registers of Diebold KGaA and Wincor Nixdorf.

Management (§ 1 of the Agreement)

Pursuant to § 1(1) of the Agreement, Wincor Nixdorf subjugates the management of its company to Diebold KGaA. Accordingly, Diebold KGaA is entitled to issue instructions to the Management Board of Wincor Nixdorf regarding the management of the company both generally and in specific cases. This right to give instructions does not extend to the modification, maintenance or cessation of the Agreement.

In addition to § 1(2) of the Agreement, the Management Board of Wincor Nixdorf is obliged to follow the instructions of Diebold KGaA.

For purposes of legal certainty, § 1(3) of the Agreement stipulates that instructions must be made in text form or, if issued verbally, must be confirmed in text form without delay.

The subjugation of the management of the company is a constitutive component of a control agreement. The provisions of the Agreement in this regard corresponds to the specifications in §§ 291(1) Sentence 1, 299 and 308 of the German Stock Corporation Act.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Profit Transfer (§ 2 of the Agreement)

In accordance with § 2(1) of the Agreement, Wincor Nixdorf agrees to transfer its entire profit to Diebold KGaA. This provision is a constitute component of a profit and loss absorption agreement (§ 291(1), 2nd Alternative of the German Stock Corporation Act).

Subject to the establishment or reversal of reserves in accordance with § 2(2) of the Agreement, the maximum permissible amount pursuant to § 301 of the German Stock Corporation Act as amended is to be transferred, i.e. according to the current state of law, at maximum the net income arising without the profit transfer, reduced by any loss carry-forward from the previous year, by the amount which is to be transferred to the legal reserves in accordance with § 300(1) of the German Stock Corporation Act, and the non-distributable amounts in accordance with § 268(8) of the Commercial Code.

Pursuant to § 2(2) of the Agreement, Wincor Nixdorf may, with the approval of Diebold KGaA, transfer amounts from the net income to other earnings reserves, provided this is permitted by commercial law and financially justified upon a reasonable commercial assessment. Reserves formed in this way can be withdrawn again at the request of Diebold KGaA and transferred as profit. The use of other reserves or a profit carry-forward from the period before the start of the Agreement in order to transfer profit or to compensate a net loss is ruled out in accordance with § 2(2) Sentence 3 of the Agreement.

The obligation to transfer profit initially applies upon the entry of the Agreement in the Commercial Register of the company for the then current financial year and is respectively upon adoption of the annual financial statements for the relevant financial year of Wincor Nixdorf (§ 2(3) as related to § 7(2) of the Agreement).

Through a linkage to the provisions of law as amended, it is ensured that the provisions on the on the profit transfer will be permissible at all times.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Loss Transfer (§ 3 of the Agreement)

In accordance with § 3(1) of the Agreement, Diebold KGaA is obliged in relation to Wincor Nixdorf pursuant to the provisions of § 302 of the German Stock Corporation Act in their entirety and as amended to absorb losses.

In accordance with the current version of § 302 of the German Stock Corporation Act, Diebold KGaA must thus compensate any net loss arising during the term of contract, provided such is not compensated by the fact that contributions placed in other earnings reserves during the term of contract are withdrawn from the other earnings reserves (§ 302(1) of the German Stock Corporation Act).

The obligation of Diebold KGaA to compensate losses falls due at the close of each financial year of Wincor Nixdorf (§ 3(2) as related to § 7(2) of the Agreement). In the event the Agreement is terminated during the year, the loss compensation is to be calculated based on a balance sheet as of the cutoff date (§ 3(3) of the Agreement).

Through a linkage to the provisions of law as amended, it is ensured that the provisions on the on the loss absorption will be permissible at all times.

Recurring Compensation (§ 4 of the Agreement)

Diebold KGaA guarantees the minority shareholders of Wincor Nixdorf pursuant to § 4, Paragraphs 1 and 2 of the Agreement for the term of the Agreement as adequate recurring compensation for each full financial year of Wincor Nixdorf for each no-par-value bearer share of Wincor Nixdorf with an imputed value in the capital stock of € 1.00 the payment of a gross settlement of € 3.17 less any amount for corporate income tax and a solidarity surcharge according to the tax rate applicable for these taxes for the respective financial year. This deduction is only to be made from the partial amount, relating to the profits reduced by German corporate income tax, contained in the gross settlement amount. In the present case, this is a partial amount of € 1.99. According to the circumstances on the closing date of the Agreement, the deduction for corporate income tax (15.0%) and the solidarity surcharge (5.5% of the corporate income tax) amounts to € 0.32 per share, resulting in net settlement of € 2.85.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The granting of a fixed settlement payment in exercise of the option in accordance with § 304(2) of the German Stock Corporation Act is in keeping with the provisions of law (§ 304, Paragraph 1, Sentence 1, Paragraph 2, Sentence 1 of the German Stock Corporation Act).

Regarding the computation of the settlement payment and the audit of its adequacy, we refer to our statements on the derivation of the settlement payment from the business value in Section C.V.

The recurring compensation is due on the first banking day after the annual GM of Wincor Nixdorf for the financial year just closed, though at the latest 8 months after the expiration of the financial year (§ 4(2) Sentence 5 of the Agreement).

The recurring compensation is initially granted for the financial year of Wincor Nixdorf in which the Agreement is validly entered in the Commercial Register of Wincor Nixdorf and thus becomes effective (§ 4(3) as related to § 7(2) of the Agreement).

The recurring compensation is reduced on a profited basis in the case of a stub period of Wincor Nixdorf or in the case of the cessation of the Agreement in the course of a financial year of Wincor Nixdorf (§ 4(4) of the Agreement).

§ 4(5) of the Agreement, which stipulates how to proceed in the case of capital increases using corporate funds or through cash or non-cash contributions confirms the prevailing view in legal literature.

§ 4(6) of the Agreement corresponds to the provisions of law in § 13 of the Act on Judicial Review Proceedings and stipulates that in the case of a higher guaranteed recurring compensation declared in a non-appealable fashion in a judicial review proceeding or by way of a recurring compensation to avert or end a judicial review proceeding, such recurring compensation also has effect against shareholders who have meanwhile been indemnified.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Cash Compensation (§ 5 of the Agreement)

In accordance with § 5(1) of the Agreement, Diebold KGaA agrees at the request of any outside shareholder of Wincor Nixdorf to acquire such shareholder’s shares in return for a cash compensation of € 53.34 per no-par-value share. Because Diebold KGaA itself is a majority-owned partnership limited by shares and the majority shareholder, Diebold Inc., has its registered office in the United States, no other compensation than a cash compensation is permissible (§ 305(2) of the German Stock Corporation Act).

Regarding the computation of the cash compensation and the audit of its adequacy, we refer to our statements on the audit of the business value and the cash compensation in Sections C.II. to C.IV.

§ 5(2) of the Agreement stipulates the time limit for the acquisition of the shares and corresponds to § 305(4) of the German Stock Corporation Act.

§ 5(3) of the Agreement, which stipulates how to proceed in the case of capital increases using corporate funds or through cash or non-cash contributions, is confirmed by the prevailing view in the legal literature.

§ 5(4) of the Agreement corresponds to the provisions of law in § 13 of the Act on Judicial Review Proceedings, stipulating that in the case of a higher agreed compensation declared in a non-appealable fashion in judicial review proceeding or by way of a settlement to avert or end a judicial review proceeding, such compensation also has effect against shareholders who have meanwhile been indemnified.

§ 5(5) of the Agreement stipulates the modalities for settling the compensation. The law does not specify anything in this regard.

No accrual of interest is stipulated in the Agreement, nor is any necessary. Accordingly, the provision of law applies in accordance with which the compensation is to accrue interest after the day on which the domination and profit and loss transfer agreement has become valid at an annual rate of 5%-points above the respective risk-free rate in accordance with § 247 of the Civil Code and the assertion of any further damage is not ruled out (§ 305(3) Sentence 3 of the German Stock Corporation Act).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Right to Information (§ 6 of the Agreement)

In § 6 of the Agreement, Diebold KGaA is granted rights to information and Wincor Nixdorf is obliged to provide information.

According to general opinion, the right to information of the controlling enterprise is a component of the group executive control following from § 308(1) of the German Stock Corporation Act. This clarifying provision is therefore not objectionable.

Effective Date and Term of the Agreement (§ 7 of the Agreement)

In conformance with the provisions of law, § 7, Paragraphs 1 and 2 of the Agreement stipulate that the prior approval of the GM is required of both Wincor Nixdorf and Diebold KGaA as is the additional approval of Diebold Inc. as general partner of Diebold KGaA, and that the Agreement is first valid upon its entry in the Commercial Register of Wincor Nixdorf.

§ 7, Paragraphs 3 to 7 of the Agreement contain provisions relating to the term and cessation of the DPLA.

For tax reasons, a minimum term of 60 months is agreed (§ 7(3) Sentence 3 of the Agreement).

The legal stipulations relating to termination for good cause (§ 297(1) of the German Stock Corporation Act) have been observed (§ 7, Paragraphs 4 and 5 of the Agreement).

§ 7(6) of the Agreement refers to the requirement to provide the creditors of Wincor Nixdorf collateral in the case of a cessation of the Agreement in accordance with § 303 of the German Stock Corporation Act.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Letter of Support (§ 8 of the Agreement)

§ 8 of the Agreement indicates that Diebold Inc. in its capacity as direct partner of Diebold KGaA, without joining the Agreement as a party, has issued a letter of support to Wincor Nixdorf. This independent declaration issued on 16 August 2016 does not form part of the Agreement, but is attached to the Agreement as part of Annex 3 to the Contractual Report.

According to the declaration issued, Diebold Inc. agrees unrestrictedly and irrevocably to ensure that Diebold KGaA will be equipped financially so that Diebold KGaA is always in the position to fully fulfill its liabilities from or in connection with the Agreement in due time (hard letter of support). This applies in particular to the duty to absorb losses in accordance with § 302 of the German Stock Corporation Act as amended. In this regard, Diebold Inc. also agrees unrestrictedly and irrevocably in relation to the minority shareholders of Wincor Nixdorf that Diebold KGaA will fully fulfill in due time all its obligations existing from or in connection with the Agreement, particularly to pay any cash compensation and recurring compensation.

Hence, the minority shareholders are granted an additional claim to payment against Diebold KGaA beyond what is required by law.

Final Provisions (§ 9 of the Agreement)

The provisions in § 9 of the Agreement: Paragraph 1 (Severability), Paragraph 2 (No Uniform Agreement with the Letter of Support or other Legal Transactions or Agreements Made or Concluded between the Parties or between Wincor Nixdorf and Diebold Inc.), Paragraph 3 (Requirement for the Written Form) and Paragraph 4 (Place of Jurisdiction), are standard parts of agreements and are not objectionable.

Audit Finding

As a finding of our audit, we conclude that the domination and profit and loss transfer agreement fully and accurately contains the components prescribed in §§ 291 ff. of the German Stock Corporation Act and thus corresponds to the provisions of law.

Preamble

Diebold KGaA and Wincor Nixdorf have preceded the Agreement (final draft of 16 August 2016) with a Preamble specifying possible revised versions of §§ 4 and 5 of the Agreement.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The statements in §§ 4 and 5 of the Agreement are based on a risk-free rate (before personal taxes) of 0.7%, which reflects the present circumstances as of the time the draft was finalized. In the current market environment, however, the possibility cannot be ruled out that the risk-free rate as of 26 September 2016, the date of Wincor Nixdorf’s extraordinary GM at which the DPLA is to be presented to the shareholders for approval, will be different.

For example, the Preamble contains the amounts of the cash compensation and recurring compensation in the event the risk-free rate as of 26 September 2016 decreases to 0.6% (a) or 0.5% (b), or if it increases to 0.8% (c). The Parties also point out that the possibility still cannot be ruled out that the risk-free rate could even fall below 0.5% or climb above 0.8% under certain circumstances. Such a change in the interest rate level would affect calculation of the cash compensation and recurring compensation beyond the scenarios presented in a) through c).

The impact of a change in the risk-free rate or of other events of relevance to the valuation occurring between the date on which the valuation was completed (16 August 2016) and the date of the GM at which the resolution is to be adopted (26 September 2016) on determination of the adequate cash compensation and adequate recurring compensation is shown in the Valuation Opinion in table form.

With respect to the audit findings concerning the scenario analyses which were performed by the Valuation Expert in a simplified manner, based on the assumption that all other valuation parameters and methods would remain unchanged, we refer to our statements in Sections C.IV.8 (valuation and cash compensation) and C.V.4. (recurring compensation).

II.	Methods for the Calculation of the Business Value and Cash Compensation

1.	General Remarks

In accordance with § 305, Paragraphs 1 and 2, No. 3 of the German Stock Corporation Act, the controlling enterprise must offer the minority shareholders the acquisition of shares in return for adequate cash compensation.

Compensation is adequate if it equals the full value of the share in the company. Departing shareholders should receive the full intrinsic value of their shares in the operating company (Order of the Federal Constitutional Court of 27 April 1999, Case No. 1 BvR 1613/94, BVerfGE 100, 289 et seq.). Decisive is therefore the value of the business as a whole. This thus is in keeping with the postulate developed by legal rulings of a full value compensation.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

There is no method prescribed by law for business valuations. The value of a company is based on the benefit which the company can provide in the future based on its intrinsic value at the time of the valuation, its innovativeness, its products and market position, its internal organization and its management while preserving its intrinsic value.

Generally accepted valuation principles have emerged in business administration doctrine, the case law and valuation practice which are applied in the performance of business valuations. These principles are reflected in particular in the IDW S 1 Standard.

In conformance with long-standing valuation practice and German legal rulings, in accordance with the IDW S 1 standard, the value per share is generally to be derived, for the purposes of determining the cash compensation in connection with the conclusion of the DPLA, from an objectified business value, with direct consideration of the taxation of shareholders. This objectified business value represents the inter-subjective value of verifiable future earnings from the perspective of the typical domestic shareholder with an unlimited tax liability assuming the company is continued with concept unchanged.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

2.	Value of Future Earnings

Assuming exclusively financial objectives, the value of a company is determined as the value of future earnings, i.e. the present value of the net income to shareholders associated with ownership of the company. The value of future earnings can be determined using the earnings value method or the discounted cash flow method.

Both valuation methods are essentially equivalent and yield identical results given the same valuation assumptions and simplifications, particularly with respect to financing, since both methods have the same theoretical basis (calculation of capital value).

Earnings Value

Earnings value is determined as the present value of future cash flows to shareholders, discounted using the discount rate, which are derived from future net income from assets necessary for operations, as well as proceeds from the sale of assets which are not necessary for operations and other separately valued assets.

Forecasting future earnings is the core problem in any valuation. The company’s historical earnings power generally serves as a starting point for evaluating the plausibility of earnings forecasts. The valuation may only take into account earnings arising from measures which have already been initiated, or from concepts which have been sufficiently documented and specified. Insofar as the future earnings outlook may differ for reasons pertaining to the company itself, or to a change in market and competitive conditions, all recognizable differences are to be taken into account.

“Real synergies,” including measures which could not be implemented without executing the measure which is the reason for the valuation, are not to be taken into account, while “pseudo synergies” are to be taken into account insofar as they relate to the valuation object.

In determining the objectified business value, it is to be assumed that the earnings which are actually available for distribution with due regard for the company concept which is documented as of the valuation date (including forecasted distributions) and legal restrictions (e.g. regulatory specifications) will be distributed to shareholders.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Insofar as the forecast distinguishes between two different phases, earnings for the first phase, the “detailed forecast phase” are to be divided into distributions and retained earnings, including use of retained earnings in the forecast itself.

For the second phase, the so-called “perpetual annuity” phase, it is generally assumed that the company’s distribution practices will be equivalent to those of the alternative investment. As for the reinvestment of retained earnings in the second phase of the forecast, it is also generally assumed that this can be reflected either through a value-neutral investment using the discount rate before the company’s income tax or in equivalent fashion by directly attributing retained earnings to shareholders.

The Impact of Taxes on Income

In accordance with IDW’s recommendations, net income which is to be discounted is to be determined with due regard for taxes on the company’s income, as well as, generally speaking, taxes on the income of the shareholders based on their ownership of the company.

IDW S 1 distinguishes between different ways of modeling shareholders’ tax situation depending on the reason for the valuation. While indirect modeling of the shareholder’s tax situation is considered appropriate when determining an objectified valuation in connection with company initiatives, direct modeling is to be used for valuations which are undertaken for statutory reasons, by means of appropriate assumptions with respect to shareholders’ personal income taxes, future cash flows and the discount rate. The modeling of personal tax rates in valuations which are conducted for statutory reasons prevents a situation in which the objectified valuation depends on the personal tax situation of each individual shareholder.

The corporate tax reform of 2008 had a direct impact on the discounting of future cash flows, affecting both the company’s tax situation and the personal taxes of the typical shareholder. With respect to the taxation of shareholders, the half-income method for dividends and the general non-taxation of capital gains resulting from increases in value (increases in share price) has been replaced by the flat tax system, under which capital gains are also subject to the flat tax.

The flat tax rate, including the solidarity surcharge but not church tax, is 26.375%, and applies in full for distributed earnings. Due to the impact of interest rates, the effective tax rate for capital gains generated through retained earnings depends on the period of time for which the individual shareholder held the shares.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

As for the assumption with respect to the effective tax rate for capital gains, it is appropriate, in the view of IDW’s Valuation Committee (“FAUB”), to generally assume that the typical shareholder has held shares for a long period of time, so that the effective tax rate on retained earnings is correspondingly low.

For valuation dates on or after 1 January 2009, a typical effective tax rate for capital gains of 12.5% is recommended, plus the solidarity surcharge, i.e. half the nominal tax rate. Given an after-tax rate of return of 5.0%, this corresponds to a holding period of about 40 years.

The impact of the 2008 corporate tax reform on determination of the discount rate is to be taken into account indirectly through possible changes to the rate of return required by investors before and after personal income taxes and the resulting market risk premiums.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Discounting of Future Cash Flows

Dividends and capital gains, diminished by the shareholder’s personal tax rate, arise based on cash flows for the company, which occur at various times. The value of future earnings is determined by discounting future cash flows to the valuation date. The function of the discount rate in business valuations is therefore to make future cash flows equivalent to present cash flows by discounting them to the valuation date. This rate also allows the investor to compare the investment against other available alternative investments with equivalent maturities and taxes, with due regard for the uncertainty and inherent risk of an investment in the company.

One starting point in determining the rate of return from alternative investments in connection with the determination of an objectified valuation is the rate of return from investments in companies available in the capital market. This rate of return can essentially be broken down into the risk-free rate and the risk premium.

In valuation theory and practice, the discount rate is therefore determined by finding the rate of return for a virtually risk-free alternative investment (the risk-free rate) and then correcting this rate by incorporating a risk premium for the investment under consideration, the typical investor’s income tax rate and a growth rate.

Valuation of Assets Not Necessary for Operations

If assets exist which are not necessary for operations, these are generally to be taken into account separately in the course of the valuation. This category includes assets which can be freely disposed of without affecting the actual corporate purpose. Valuation as a separate category is also a possibility for other circumstances which cannot be reflected, or can only be incompletely reflected, through determination of the company’s earnings value.

3.	Comparative Valuation

Comparative analyses may be performed based on public capital market data and transactions in order to check the plausibility of valuations which are performed based on internal company data.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

To this end, valuation practitioners often estimate the value of a company by using earnings multiples or multiples of industry-specific data for the valuation object. Suitable multiples are derived either from the capital market data of publicly traded peer group companies or from comparable transactions.

It must be kept in mind that the values which are determined using such multiple-based valuation methods represent only an initial rough estimate. This is due to the fact that some multipliers do not adequately account for company-specific income and cost structures, as well as the fact that specific expected changes with respect to income cannot be taken into account. This is also the case for special circumstances such as loss carry-forwards and assets which are not necessary for operations.

With respect to the multipliers derived based on transaction prices, it also has to be observed that actually paid purchase prices are determined to a great degree by the subjective interests of the transaction partners. They take synergy effects and subjective expectations into account, for example. Hence, the meaningfulness of this approach is normally less than multipliers derived from market prices for checking the plausibility of an objectified business value.

The applicability of such comparative figures to the valuation object is therefore usually limited, but this method does allow the result of the valuation to be classified within unavoidable ranges and subjected to a final overall assessment.

A comparative valuation can also be carried out based on prices which the main shareholder has paid for shares of the enterprise under valuation (“pre-acquisition”). Though, according to legal rulings, pre-acquisition prices are not directly relevant to the determination of a cash compensation, they can be used as a starting point to check the economic plausibility of the prorated business value.

4.	Liquidation Value and Intrinsic Value

In accordance with IDW S 1, liquidation value comes into consideration as a lower limit for the valuation if the present value of future cash flows arising in the event of the company’s liquidation exceeds the company’s earnings value assuming its continuation as a going concern.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Intrinsic value is the reconstruction or replacement value of all of the company’s assets and liabilities. Since intrinsic value generally bears no direct relation to future cash flows, it generally has no independent importance within the context of business valuations.

5.	Share Price

In accordance with the aforementioned ruling by the Federal Constitutional Court of 27 April 1999, the full compensation paid to minority shareholders in connection with the conclusion of a company agreement may be no lower than the market value of the shares. For companies whose shares are publicly traded, the Federal Constitutional Court generally views share price as a suitable reference value in determining the market price of the shares.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

III.	Procedure for the Audit of the Valuation and the Cash Compensation

The starting point for our audit of the valuation and the cash compensation derived therefrom was the forecast for the years 2015/16 to 2017/18 (“Detailed Forecast Period”) made by Wincor Nixdorf within the framework of its established planning process. This forecast contains a detailed budget of the initial forecast financial year to be approved by the Supervisory Board and a projection for the two ensuing financial years.

Because the first year of the forecast was already well underway as of the valuation date, the Company undertook in July 2016 based on the actual results as of 30 June 2016 a projection of Financial Year 2015/16 as a whole and replaced the budget for purposes of this valuation with the forecast. Moreover, the Company also considered new information from the sale of the business activities in China and the anticipated pseudo synergies and realization costs from the merger with Diebold Inc. for purposes of this valuation in a revised forecast also for the ensuing forecast years.

In discussions with the employees and representatives of Wincor Nixdorf and the Valuation Expert who were named as sources, the principles and methodology of the valuation of Wincor Nixdorf were explained to us. Written explanations were given to us, and supplemented by verbal explanations, with respect to the market environment, including competitive conditions, the business operations of Wincor Nixdorf, the valuation approach, the status of the valuation work, the plausibility of key forecasts, the independent computation of the financial results and business taxes by the Valuation Expert and the derivation of perpetual results based on the forecast and individual questions relating to the forecast.

Using the documents available to us, as well as additional information which was provided verbally, we checked the forecasts for plausibility, consistency and mathematical accuracy, and we also sought to comprehend the methods and content of the valuation.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The focus of our audit was on ascertaining

•	whether the (updated) forecast plausibly and justifiably reflects the expected development of the Wincor Nixdorf Group;

•	whether the forecast has been incorporated into the valuation model;

•	whether the derivation of the net income from the presented forecast has been properly undertaken;

•	whether the derivation of the perpetual results and perpetual net income can be cogently justified;

•	whether the discount rate used in the valuation has been accurately derived;

•	whether the valuation method is appropriate and has been properly applied overall;

•	whether circumstances exist which are to be reflected in a separate valuation, e.g. assets which are not necessary for operations, and if so, whether these circumstances have been appropriately included in the valuation;

•	whether other comparative standards exist, other than earnings value, which can be used to ascertain the adequacy of the cash compensation.

In addition to these substantive areas of focus, our audit also focused on the value of the earnings components and components of net income.

Based on our analysis of historical data using the audit reports for Financial Years 2012/13 through 2014/15, which have been presented to us, as well as other breakdowns and explanations of historical results and development which have been made available to us, we have convinced ourselves in the course of our audit of the earnings value that factors with a substantial impact on historical earnings which cannot be expected to recur were not carried forward as such when determining the forecast results, and are accurately presented in the Valuation Opinion.

Our analysis of the historical data serves as the basis for checking the plausibility of the forecast data.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In order to assess the quality of the forecast, we first obtained an explanation of the forecasting process of Wincor Nixdorf. To assess the accuracy of the forecasts, we verified the analysis provided by the Valuation Expert of the actual figures (2012/13 to 2014/15) and of the forecast (2015/16) compared to the forecast for the first year (budget year) of the forecasts (prepared in 2012, 2013, 2014 and 2015).

On this basis, we examined whether the (updated) forecast of Wincor Nixdorf stands in a plausible relation to the historical figures and the figures from the respective financial years (results, comparative data) and whether the forecast data properly reflect the expected development of the Wincor Nixdorf Group with due regard to expected future market conditions.

We first examined the basic methodology with respect to the derivation of the earnings value based on the forecast of Wincor Nixdorf.

We also examined whether and to what extent the forecast has been incorporated into the valuation model.

The Valuation Expert derived the perpetual results for the phase of the perpetual annuity based on the results of the final year of the Detailed Forecast Period with due regard to the technical transitional year (2018/19), in which the valuation-relevant effects of the merger with Diebold Inc. are to have their full effect. We evaluated this derivation separately.

We conducted additional calculations and evaluations of our own with respect to certain matters relating to the valuation and the assumptions made, particularly the determination of the discount rate. Insofar as findings arose, the Valuation Expert accepted these and integrated them into its valuation model.

In the absence of states of affairs that are to be depicted as separated assets in addition to the discounted net income, particularly in the absence of assets not necessary for operations, the earnings value of the assets necessary for operations corresponds to the business value. We checked the mathematical accuracy of the calculation and the conversion to a single share.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In the course of our audit, we examined the overall valuation methodology and the assumptions made for purposes of the valuation in terms of their adequacy. In addition to this conceptual review, we examined, using numerous random spot checks, whether the forecasts and the premises of the valuation were incorporated into the valuation model in a mathematically and substantively correct fashion.

The Valuation Expert used multipliers to check the plausibility of the business value, which was arrived at fundamentally by using the earnings value method. We checked the compilations and calculations in that regard and evaluated the results as well. We also checked the plausibility of valuation result by considering pre-acquisition prices.

Since Wincor Nixdorf is to be continued indefinitely as a going concern, and since it is not to be assumed that the earnings value in the event of liquidation would exceed the liquidation value, given the costs which would accrue in the event of liquidation, the Valuation Expert dispensed with a detailed derivation and presentation of the liquidation value in its Valuation Opinion. We verified the considerations made in this regard in the Valuation Opinion.

The share of Wincor Nixdorf is listed on the Frankfurt Stock Exchange in the Regulated Market (Prime Standard) Segment and admitted to trading on all German stock exchanges. We have therefore also examined the market price of the share as a potential floor for any compensation generally derived from the prorated business value.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

IV.	Audit Findings Concerning the Audit of the Valuation and the Cash Compensation in Particular

1.	Valuation Object

a)	Legal and Tax Situation

Wincor Nixdorf, the Valuation Object, has its registered office in Paderborn and is entered into the Commercial Register of the Local Court of Paderborn under No. B 6864. Its domestic business address is Heinz-Nixdorf-Ring 1, 33106 Paderborn.

The Articles of Association of Wincor Nixdorf were last amended by resolution of the GM of 25 January 2016 (2014 conditional capital). This amendment to the Articles of Association took effect upon entry into the Commercial Register on 23 March 2016.

Pursuant to § 2 of the Articles of Association, the corporate purpose is management of a corporate group of domestic and foreign companies with activities in the fields of research, development, production, sales, installation and leasing of products and solutions for electronic data processing and transmission and other system equipment in innovative technologies, as well as consulting, training and services for this business. The company may operate on its own in the areas designated above or limit itself to managing its holdings.

The company may execute all transactions and perform all actions which are suitable to further the corporate purpose, directly or indirectly. To this end, the company may form, acquire and purchase shares in other companies. The company may establish branch offices in Germany and abroad with the same or different corporate names.

Wincor Nixdorf’s financial year begins on 1 October of each year and ends on 30 September of the next year.

The company’s fully paid-in capital stock amounts to € 33,084,988.00 and is divided into 33,084,988 no-par-value bearer shares of the same class, with a mathematical share of the capital stock of € 1.00 per share.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The Articles of Association contain the authorization to increase the capital stock by up to € 16,542,494.00 in exchange for a cash and/or non-cash contribution (2014 authorized capital). In addition, the capital stock has been conditionally increased by € 10,000,000.00 for the provision of options and convertible rights or obligations to the holders of options and convertible profit participation rights and/or convertible bonds (2013 conditional capital) and by € 1,654,249.00 for the provision of stock options to members of management bodies and employees of Wincor Nixdorf Group, unless preemption rights to the shares of Wincor Nixdorf are exercised (2014 conditional capital), in cash or in company shares. These capital amounts are not directly relevant for the valuation of Wincor Nixdorf.

A total of 2,684,455 stock options have been issued under various stock option programs (as of 30 June 2016).

Wincor Nixdorf shares are admitted for trading in the Prime Standard section of the Frankfurt Stock Exchange. The shares were listed in the MDAX through 19 June 2016 and in the SDAX as of 20 June 2016.

According to the statements in the contractual report, Diebold KGaA holds 22,876,760 shares in Wincor Nixdorf directly, for a total share of 69.1% in the company’s capital stock. Wincor Nixdorf holds 3,268,777 shares in itself. Adjusting for the shares owned by the company itself, Diebold KGaA holds 76.7% of the outstanding shares.

The qualified majority stake of Diebold KGaA came to be as a result of a voluntary public takeover offer. On 17 October 2015, Wincor Nixdorf issued an ad-hoc notice announcing that discussions were being held with Diebold Inc., a US competitor in the banking segment, concerning a possible merger, and that a “term sheet” detailing the key aspects of a potential merger had already been agreed upon, calling for e.g. a total consideration in the amount of € 52.50 per share of Wincor Nixdorf, to consist of a cash component as well as shares in Diebold Inc. On 23 November 2015, following the approval of Wincor Nixdorf’s Supervisory Board, a “Business Combination Agreement” was concluded and announced.

Following the voluntary public takeover offer published on 5 February 2016, 22,876,760 shares of Wincor Nixdorf were submitted following the additional acceptance period, which ended on 12 April 2016. By 24 March 2016, Diebold Inc. was able to announce that the minimum acceptance threshold had been exceeded. The voluntary public takeover offer took effect on this basis, but remained subject to the approval of the cartel authorities. On 8 April 2016, Diebold Inc. and Diebold KGaA announced their intent to seek conclusion of a control agreement and possibly a profit and loss absorption agreement following execution of the takeover offer.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The final approval of the cartel authorities required for execution of the takeover over was issued on 4 August 2016. A closer relationship and integration of services between Diebold Group and Wincor Nixdorf Group than is currently practiced between two independent competitors was not possible to leverage the anticipated synergies before the execution of the takeover offer (15 August 2016) and the conclusion of the domination and profit and loss transfer agreement as intended.

Wincor Nixdorf is the parent company of Wincor Nixdorf Group. It conducts the Group’s business and performs the administrative functions typical of a Group parent company.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The following significant changes have taken place in the Group in the present Financial Year:

•	the spin-off of a business unit (cashless payments) retroactively to 1 October 2015 through the formation of AEVI International GmbH, Paderborn (“AEVI””); the sale of 9.8% of the shares to a strategic partner, which has to date increased its share to 10% by means of a capital increase, the intended sale of a further 5% of the shares to another investor as a consequence of a further capital increase, so that 85% of the shares will remain with Wincor Nixdorf;

•	the acquisition of a majority of shares, retroactively to 1 January 2016 (51.0%) in Brussels-based Projective NV (“Projective”), which specializes in program and project management for the financial services sector;

•	the sale, subject to the fulfillment of various closing conditions, of a majority of shares in the Chinese subsidiaries to a Chinese partner in order to satisfy regulatory requirements in China with regard to ATMs.

Following the sale of shares in its Chinese holdings, Wincor Nixdorf has 18 domestic and 62 foreign wholly-owned subsidiaries, which it holds directly or indirectly through its wholly-owned subsidiary WINCOR NIXDORF International GmbH, Paderborn, as well as majority interests in three domestic and nine foreign subsidiaries and five additional holdings.

The company is the controlling company in a single-entity tax relationship with 17 (domestic) companies. It is also the controlling company in a single-entity trade and corporate tax relationship with WINCOR NIXDORF International GmbH, which is in turn the controlling company in a single-entity trade and corporate tax relationship with 16 (domestic) companies.

As of 1 October 2015, Wincor Nixdorf Group had a total of € 30.9 million in foreign tax loss carry-forwards. Loss carry-forwards also existed as of 30 September 2015 for the domestic single-entity tax relationship, although the latter have reportedly been fully exhausted through the deduction of taxable income retroactively to 30 September 2015.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

b)	Economic Foundations

ba)	Business Activities

The origins of Wincor Nixdorf go back to the computer pioneer Heinz Nixdorf, who built up Nixdorf Computer AG into the fourth-largest computer company in Europe by the mid-1980’s. After being acquired by and integrated into Munich-based Siemens AG, the predecessor company of Wincor Nixdorf was purchased in 1999 by two holding companies and spun off from the Group headed by Siemens AG, and has operated as an independent company ever since. In the year 2004, the company changed its legal form to that of a stock corporation and went public.

Today, Wincor Nixdorf Group is one of the world’s leading providers of IT solutions and services for retail banks and retail companies, with operations in 42 countries through subsidiaries and in more than 90 countries through corporate partners.

The business model aims to help banks and retail companies successfully and efficiently orient their business to the requirements of the digital age and continuously improve their business processes through the introduction of reliable IT solutions.

One of the key tasks of Wincor Nixdorf Group is to help customers integrate digital and stationary sales channels in order to boost sales. To this end, Wincor Nixdorf Group offers a broad range of automated and electronic solutions for banks and retail companies which take into account the major steps involved in modifying business processes. These products are reinforced by product-based services and concepts including the operation of specific industry-specific IT processes by Wincor Nixdorf Group, as well as outsourcing services in which Wincor Nixdorf Group assumes responsibility for the functioning of the systems. These services by Wincor Nixdorf Group help its customers become more efficient and user-friendly while at the same time reducing costs.

Based on the breakdown of business units, the operations of Wincor Nixdorf Group are divided into the “banking” and “retail” segments.

The products and services offered by the banking segment include hardware, software, IT services and consulting services. The core component of the hardware portfolio are automated teller machines (ATMs), cash recycling systems, automated teller safes and transaction terminals. In addition to the software needed to operate this equipment, Wincor Nixdorf also offers banks software which allows them to manage processes over multiple sales channels. Products for postal services companies are also assigned to this segment.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Through its retail segment, Wincor Nixdorf offers hardware, software, IT services and consulting services to retail companies. Its products in this area relate mainly to the checkout area, including electronic point-of-sale (EPOS) systems and self-checkout (SCO) systems. The software it offers enables complete control over all systems and processes in any store. The products and services of this segment are also designed to meet the needs of gas station operators.

Across all segments, Wincor Nixdorf Group distinguishes between three business types: “hardware,” “software” and “services.” The latter two business types are combined for reporting purposes, under the heading “software/services.” Internally, software/services are further broken down as follows:

•	Hardware: the design, production and sale of products like ATMs, cash recyclers, EPOS systems and SCO systems.

•	Software: the programming and sale of software packages for the management of bank and retail stores, forming an interface between the operations of the individual branch office and the customer’s core IT processes.

•	Professional Services: consulting services in connection with the planning, implementation and operation of the Group’s IT services and software rollouts.

•	Product-Related Services: maintenance and support services for the Group’s hardware over the course of the product life cycle.

•	Managed Services: management services for hardware and/or IT processes extending beyond just maintenance and support, in order to ensure that they are functioning, as well as managing related processes (e.g. cash management).

•	Outsourcing: equipping entire stores and branch offices with their own hardware, operating the associated software using its own resources (e.g. data centers) and managing all related processes.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The “cashless payment” business is one of the fastest-growing areas of Wincor Nixdorf Group and is operated by AEVI, which is assigned to the retail segment. AEVI aims to integrate payments across all channels and currencies to a single gateway, which will serve as an interface between banks and vendors as well as between vendors and consumers. To this end, a large number of Android-based applications are offered which allow vendors to personalize their devices and customize them to meet the needs of their customers. Completing AEVI’s product range is the “Albert” multi-channel POS tablet, which manages a wide variety of retail processes, from warehouse management and management of back-office processes to handling credit card payments and near-field communication solutions. The device is Android-based and is used by banks and their customers in the hotel and restaurant industry, as well as in retail, in order to improve customer relationships.

Wincor Nixdorf Group currently has 9,643 employees worldwide (30 June 2016). It has production sites in Germany and China. Research and development activities take place above all in Germany, Poland, Singapore and China. However, due to the fact that the company has sold its shares in its Chinese subsidiaries, its operations in China will no longer be included in the consolidated financial statements as of Financial Year 2016/17, but will rather be recognized as “companies held at equity.”

Wincor Nixdorf posted € 2,427 million in revenues in its most recent complete Financial Year (2014/15). 65% of this total came in the banking segment and 35% in the retail segment, and 58% was from software/services and 42% from hardware. In the regional breakdown, the dominant regions are “Europe (not including Germany”) (45%) and Germany (23%). The “Asia/Pacific/Africa” region (“APAC & MEA”) accounts for another 20% and the remaining 12% of revenues are attributable to the “America” (“AMER”) region.

Since the beginning of the second half of Financial Year 2014/15, Wincor Nixdorf has been implementing a restructuring and realignment program (the Delta program). The object of this program, which consists of seven measures, is to expedite the Group’s transformation into a high-margin software and IT service company with an innovative and profitable hardware business. According to the original estimates, the restructuring program will require a total of € 120 million in expenditures, of which two thirds will accrue in 2014/15 and one third in 2015/16, before the program can produce a net positive earnings effect in the amount of € 120 million per year by Financial Year 2017/18.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

bb)	Market and Competition

The extensive explanations provided by the Valuation Expert in the course of his market and competition analysis focus on the key regional markets for the segments of Wincor Nixdorf Group and growth markets with elevated growth potential, insofar as classification is possible based on the market studies used and other sources of information consistent with the breakdown in Wincor Nixdorf’s reporting. Our summary of Wincor Nixdorf’s business activities (see above, Section C.IV.1.ba) and the market and competitive conditions in which it operates dispenses with the accurate presentation of this situation in a SWOT analysis which is explained extensively in the Valuation Opinion.

Macroeconomic Developments

The financial and sovereign debt crisis have resulted in volatile and slumping growth rates in recent years, particularly in Europe. Growth in (real) European gross domestic product (GDP) is expected to improve to 1.8% as of 2017, and GDP growth is expected to hold steady at that level through 2020. This improvement will be caused e.g. by a turnaround in Russia, where growth is expected to improve to 1.5% (2020) following negative GDP growth in 2015 and 2016. In Germany, on the other hand, an improvement was observed as early as 2014 and GDP growth is expected to gradually fall to 1.3% starting in 2017 (1.6%).

The Asia-Pacific (“APAC”) region remains the fastest-growing region, with growth rates of over 5%, although the growth rates observed in recent years (2010: 8.5%) will not be equaled in the forecast period. This trend is being driven largely by the Chinese market, the second-largest economy in the world, where growth continues to drop, and is expected to fall to 6.0% in 2020. The continuing improvement in India, where growth is expected to increase to 7.7% in 2020, will have a positive impact on the results for this region.

In the US, growth is expected to remain stable above 2% for an extended period, although the growth rate should decrease slightly towards the end of the forecast period. The crisis in Brazil, which continues to this day, should be resolved in the forecast period, so that growth rates of 2.0% (2020) can be expected at the end of the period under observation.

Based on the developments presented, global economic growth as a whole should improve from 3.2% today (2016) to 3.8% (2020).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Development of the Banking Market: Hardware

The banking industry was hard hit by the financial and sovereign debt crisis, particularly in Western Europe and North America, and has yet to fully recover. In addition, the consequences of the planned exit of the United Kingdom from the European Union, if any, are not yet foreseeable. Accordingly, and in light of the other conditions peculiar to the banking industry as well, reducing expenses, and particularly personnel expenses, is of decisive importance for competitiveness and profitability in the banking sector. Competition with “fintech” companies is placing additional pressure on established competitors. As a result, we can expect the continuation of cost optimization programs, including e.g. the closure of bank branches and a resulting decrease in personnel, while on the other hand we will see an increase in the number of ATMs and the introduction of new functions in addition to merely dispensing cash (high-end equipment).

In addition to cost reduction, technological progress, with the progressive integration of wireless communication devices, particularly smart phones, is a key driver of the global growth of IT spending in the banking segment. The introduction of higher security standards for ATMs may also stimulate growth in this category.

The growth in average income, which is expected to continue, and the increasing development of rural areas, is another key growth driver in the hardware business, particularly in Asia.

Due to the trends presented above, global IT spending for ATMs in the retail banking sector is expected to grow at an average rate of 4.1% a year (CAGR) in the period from 2014 to 2019, up to $ 13.1 billion. New installations, an indicator of hardware sales which include both the replacement of obsolete units and the installation of devices at locations where the hardware was not previously in use, are expected to increase at an average rate of 3.5% a year (CAGR, 2015 through 2020), to 558,200 units per year. The installed base, which provides an indication of the current market volume as well as the degree of saturation in the various markets, is expected to increase at an average rate of 5.4% (CAGR, 2014-2020), to 4,116,400 units.

ATM spending in Germany, which is expected to grow at an average rate of 2.5% (CAGR, 2014 through 2019), to $ 720 million, is being driven by replacement acquisitions, as existing units are optimized through the addition of new functions, and therefore reflects the trends described above. The total number of new installations is expected to decrease, so that the number of installed units at the end of the period under observation (2020) is expected to be nearly unchanged from the number today, at 58,900.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The faster growth in ATM spending in the rest of Europe, where spending growth is expected to average 3.5% (CAGR, 2014-2019), to $ 2.9 billion, is also driven by the trends expected in Germany, reinforced by a rebound effect in Eastern Europe over the course of the crisis in Ukraine. New installations are expected to increase at an average rate of 2.2% (CAGR, 2015- 2020), while the installed base is expected to grow at an average rate of 1.1% (CAGR, 2014- 2020), to 633,300 units.

The AMER region should remain the largest ATM market in the world as of the end of the forecast period, with a market share of 40%. ATM spending is expected to increase at an average rate of 3.9% over the period under examination (CAGR, 2014-2019), to $ 5.3 billion, with by far the largest share of this spending falling to North America ($ 4.7 billion). The growth drivers and trends in that market are similar to those in Germany, with additional growth coming from the introduction of new security standards for payment transactions. In Latin America, new installations are expected to increase substantially, due above all to the expected development in Brazil. On the whole, however, annual new installations in the AMER region are expected to decrease over the period under examination, so that the installed base is expected to show just a slight increase, to 819,800 installed units.

In the APAC & MEA region, ATM spending is expected to grow at an average rate of 5.4% (CAGR, 2014-2019), to $ 4.2 billion. This growth is primarily volume-driven and will be confirmed by the trends cited above. This region’s performance is driven above all by China. However, foreign competitors can benefit only to a limited extent from the growth in China as a result of regulatory requirements. India is also of increasing importance, as is the MEA region. Total new installations in the APAC & MEA region are expected to increase at an average rate of 5.3% (CAGR, 2015-2020), to 384,600 units, for a 69% share of the global market. As a result, the installed base is expected to grow at a rate of 8.8% (CAGR, 2014-2020), to 2,604,300 units.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Development of the Banking Market: Software/Services

Global spending on IT services in retail banking is expected to grow at an average rate of 4.7% in the period from 2014 to 2019 (CAGR), faster than hardware spending, to $ 157.6 billion. This spending growth is attributable above all to investments in digital and mobile forms of marketing, as retail banks try to market their products and services over all available sales channels (omni-channeling). But customer experience is also becoming an increasingly important aspect given the intense competition in the retail banking market. We are also seeing an increase in IT spending in connection with analyzing customer data to facilitate targeted marketing and improvements in data security.

IT spending in the German retail banking market is expected to increase at an average rate of 3.2% (CAGR, 2014-2019), to $ 8.1 billion, a rate which is below the global average. This below-average growth is attributable to the fact that an adequate supply of hardware already exists, so that demand for software services is accordingly low. Spending on mobile banking (CAGR, 2014- 2019: 5.2%) and online banking (CAGR, 2014-2019: 5.6%) is expected to grow at a faster-than-average pace, as was the case in prior years as well.

In the rest of Europe, IT spending in retail banking in the period under observation is expected to grow at an average rate of 3.8% (CAGR, 2014-2019), to $ 41.2 billion, which is above the expected growth rate in Germany, but below the global trend.

As in the hardware market, the AMER region is also the largest regional market for IT spending in retail banking, with a global market share of 42%. For the period from 2014 to 2019, IT spending in this region is expected to grow at a rate of 4.8% (CAGR), to $ 66.1 billion. In the US, the largest sub-market in this region, the expected growth is based in particular on the need to comply with new security standards and the efforts to add digital and mobile marketing options. In Latin America, the substantial increase in new installations of ATMs will have a corresponding effect on related software and services.

The highest annual growth rates in IT spending are expected in the APAC & MEA region, with spending expected to grow at an average rate of 5.8% (CAGR, 2014-2019), to $ 42.2 billion. In addition to the expansion of online banking and mobile banking, this growth will be driven primarily by the addition of new ATMs in areas which are currently underdeveloped.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Development of the retail market: Hardware

The global installed base for EPOS systems is expected to grow at an average rate of 2.6% a year (CAGR) over the period from 2014 to 2020, to 1,989,900 units. However, the expected development varies widely from region to region.

For example, the EPOS market in Germany is in a saturated state. While 11.3% more devices were installed in 2014 than in the year before, it is expected that the installed base, of around 560,000 devices, will not change significantly over the period through 2020. New installations in this area consist primarily of replacement investments.

In the rest of Europe, the number of installed EPOS units is expected to grow at an annual rate of 1.7%, and new installations are expected to increase at a rate of 2.5% (CAGR in each case, 2014-2020). The market growth will be attributed primarily to the expected economic recovery in Central and Eastern Europe, and particularly in Russia, while new installations in the saturated Western European markets are expected to show substantial increases in the years 2016 and 2017 only.

The EPOS market is also on the decline in the AMER region. This is primarily attributable to developments in the US and Canadian markets, where new installations are expected to decrease over the period from 2014 to 2020 at an average rate of 4.2% in the US and 6.9% in Canada. High expected growth rates in Latin America will limit the average decrease in new installations for the AMER region as a whole to 2.1%, and will even result in a slight increase in the installed base, by 0.6% (CAGR in each case, 2014-2020).

In the APAC & MEA region, on the other hand, new installations are expected to increase by 4.8% and the installed base by 6.0% in the forecast period (CAGR in each case, 2014-2020), rates which are well above the global average. These increases will be driven by the substantial growth in consumer spending, which will create new growth opportunities for the retail sector. The largest single market in the region is China, with a share of 50.6% of all new EPOS installations in the region and an average growth rate of 9.7% per year (CAGR, 2014-2020).

Mobile point-of-sales (“mPOS”) solutions will assume increasing importance in all regions. This trend is attributable to increased use of the internet and the increasing popularity of mobile payment systems like PayPal, Apple Pay and Bitcoin. Revenues from mPOS devices are expected to grow at a rate of 9.6% a year over the forecast period, while the sale price per unit will continue to fall.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The AMER region is the largest market for mPOS devices, with a market share of 51.2% (2014) and an expected average annual growth rate of 10.4% (CAGR) through 2019. The fastest-growing regional mPOS market is the APAC & MEA region, with an expected annual growth rate of 12.5% (CAGR, 2014-2020).

Substantial growth in the installed base is also to be expected in the self-checkout (“SCO”) systems sub-market. Global spending in this regard should more than double from 2014 to 2019, to $ 2.19 billion. The most developed market for SCO systems is America.

Development of the retail market: Software/Services

Global IT spending in the retail market amounted to $ 92.0 billion in the year 2015. Of this amount, 32% was spent on hardware, 31% on software and 37% on services. It is expected that spending will increase at an average rate of 3.8% per year through 2020, to $ 111.0 billion. IT spending is expected to increase at an average of 2.3% for hardware, 3.7% for services and 5.5% for software (CAGR in each case, 2015-2020). In other words, we can observe a shift in the retail industry’s IT spending away from hardware and towards software and services, which is the trend in the banking industry as well.

The main drivers of this growth are the creation of innovative and technologically advance sales channels and payment options, the collection and analysis of customer data, automated marketing and the growing demand for mobile applications. For example, it is expected that about 2.6 billion people will own a smart phone by the year 2018, and that they will increasingly do their shopping on these devices.

The growth forecast for the Europe-Middle-East-Africa (“EMEA”) region is 2.9% (CAGR, 2015-2020), below the global trend, because many e-commerce retailers still have security concerns in connection with the use of cloud infrastructure. In the long run, however, there will be strong growth in online sales.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

America is the largest market for IT spending in the retail industry, with a market share of 43.2% (2015). Spending is expected to continue to grow at an average rate of 4.2% in the period through 2020 (CAGR). IT investments in this area are directed towards the realization of mobile purchases and payment systems, data security, the use of social networks and, increasingly, offering customers the option of comparing prices.

The highest growth rate is expected in the APAC region, with a rate of 4.6% (CAGR, 2015-2020). The growth is attributable to the increase in average income and the resulting growth in the importance of online retailers. Other than China, the highest growth potential can be found in India.

Competition situation

Wincor Nixdorf is exposed to intense competitive pressure on a global stage. Its products and services face competition from larger competitors, in some cases, with regard to price and quality, the time needed for the development and launch of new innovations and customer service. In addition to the dual vendor strategy pursued by many customers, the competition situation of the market operators is determined by the degree to which they are established in their respective home regions.

Using the number of installed ATMs as the standard for measuring competitive conditions in the retail banking customer sector, Wincor Nixdorf’s market share of 16.5% (2014) is far lower than that of the global market leader, NCR Corporation of Duluth, Georgia (“NCR”), but on par with the second-place provider, Diebold Inc. Together, these three market leaders account for a market share of more than 60% with regard to products and services for retail banks in connection with ATMs.

The size of the two market leaders should be seen in light of the size of their home market, America, while Wincor Nixdorf is the market leader in the much smaller European market. Established competitors are coming under increasing pressure from Asian competitors, while providers of ATMs and related services in the software and services submarket also face competition from consulting firms and manufacturers of banking software.

Wincor Nixdorf’s customers presently include 21 of the world’s 25 leading banks. The latter are facing pressure to consolidate, which in turn affects competition among providers.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Using new installations of EPOS systems as a standard for competition in the retail customer sector, Wincor Nixdorf’s market share is 8.2% (2014), much smaller than that of the global market leader, the Tokyo-based Toshiba Tec Corporation. Wincor Nixdorf takes fourth place in this market, which is somewhat more fragmented. With regard to deliveries of SCO systems, however, Wincor Nixdorf is the second-largest manufacturer with a market share of 16%, behind only NCR, which dominates this product segment with a market share of 64%, but which has recently been losing market share to Wincor Nixdorf.

In the software and services sub-market, which is much more fragmented, Wincor Nixdorf also faces competition from companies whose operations do not center upon the production and supply of hardware, and can therefore offer other core competencies as well.

Wincor Nixdorf’s customers presently include 16 of the 25 highest-revenue retailers. Due to the massive scale of their orders, global retail companies possess a market power which operates to the detriment of hardware providers, as well as providers of software and services.

The future competitive situation in the cashless payments business is hard to predict because this segment is still relatively new and since it can be expected to change as new competitors enter the scene.

bc)	Financial, Earnings and Liquidity Position

The Valuation Expert performs an analysis of the financial, earnings and liquidity position of Wincor Nixdorf Group based on the audited and issued with an unqualified auditor’s opinion consolidated financial statements for Financial Years 2012/13 through 2014/15.

The Valuation Expert accurately summarizes his extensive explanations of the company’s financial and liquidity position as follows:

•	The ratio of current to non-current assets has remained largely constant, except for the fluctuation on 30 September 2014 due to the increase in current trade receivables.

•	The equity ratio has remained above 25% throughout, but was down until the close of the period under consideration due to the unfavorable earnings trend.

•	There has been a slight shift from non-current to current liabilities due to the share of current financial liabilities, current trade payables and current provisions.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The Valuation Expert’s extensive explanations with regard to the earnings position can be summarized as follows:

•	Total revenues were stagnant (2013/14) and subsequently decreased by 1.7%, to € 2,427 million (2014/15), due to worsening conditions in key future markets, slumping investments by retail banks and companies in key industrialized countries, falling hardware prices and the absence of new growth as a result of delays in the implementation of acquisition projects.

•	The revenue split is shifting in favor of the AMER and APAC & MEA regions, where total revenues are on the rise, at the expense of Europe (not including Germany) and Germany, where total revenues are down, due above all to developments in Eastern Europe (particularly the Crimean crisis), even though revenues in Germany have been up due to various a solid order situation in the retail segment.

•	The revenue split is shifting in favor of the retail segment due to major projects with gas station companies and checkout software, at the expense of the banking segment, due above all to the effect of exchange rates, particularly in connection with the geopolitical Ukraine conflict with Russia.

•	There has been a clear shift in the business split due to the steady growth in revenues from software/services and the continuous decrease in hardware revenues.

•	Gross margin has decreased significantly, from 22.0% to 17.9%, due to scale effects, exchange rate losses and restructuring costs.

•	The level of research and development expenses has remained largely constant.

•	Selling and administrative expenses decreased as a result of extraordinary income from the sale of a property (2013/14) and subsequently increased due to the cost of the Delta restructuring program (2014/15)

•	There was a net improvement in EBITA (up € 23 million, to € 155 million) and EBITA margin (from 5.3%, to 6.3%) in Financial Year 2013/14, followed by slumps in EBIT (down € 133 million, to € 22 million) and EBITA margin (to 0.9%) in Financial Year 2014/15.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

•	The share in earnings of Wincor Nixdorf shareholders improved, on balance, from € 87 million (2012/13) to € 101 million (2013/14), before dropping to € 6 million (2014/15)

bd)	Adjustment of the Earnings Position

In order to achieve better comparability between forecasts and historical results, it is a typical for valuation practitioners to analyze historical results with regard to circumstances of a unique and non-recurring nature, and which involve extraordinary items or items relating to other periods. It may also be expedient to make “pro forma” adjustments to account for the fact that the Valuation Object has changed as a result of restructuring measures, acquisitions and the sale of companies and business units.

The Valuation Expert made adjustments of the former category for the historical comparison period (Financial Years 2012/13 to 2014/15) to the items of the income statement through EBITA. We deem an adjustment to be appropriate up to the EBITA line of the income statement because the subsequent items of the income statement do not lend themselves to historical comparison. The adjustments relate to just a small number of circumstances. They are broken down in the Valuation Opinion in a table showing the individual items of the income statement. They pertain to a restructuring program (“One-Wincor”) which was executed in the past (2012/13), the sale of a property in Singapore (2013/14) and the Delta restructuring program, which was launched in Financial Year 2014/15 and will remain in effect into the Detailed Forecast Period (2014/15).

We were able to verify these adjustments based on audit reports and supplementary explanations by the Valuation Expert and the company. In the course of our audit, we did not identify any other material circumstances requiring adjustments to historical earnings, with regard to adjustments of the first category. Adjustments of the second category were not necessary because the Valuation Object did not undergo material structural change in the historical period under observation.

The adjustments of these one-time effects had the effect of smoothing the EBITA figures for the historical period under observation relative to the reported data.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

This has the effect of lessening the slump in gross margin in Financial Year 2014/15 relative to its presentation in the company’s annual reports (from 22.0% to 17.9%). The adjusted gross margin (20.1%) is therefore down just 2.4% from the margin for Financial Year 2013/14. This decrease was largely due to the company’s failure to achieve scale effects.

The adjusted EBITA margin shows a steady downtrend (from 6.1% to 5.5% to 4.2%), which the launch of the Delta restructuring program was meant to counteract.

In our view, adjusted EBITA (2012/13: € 152 million – 2013/14: € 135 million – 2014/15: € 102 million) provides a good basis for checking the plausibility of the forecast estimates.

c)	Structure and Definition of the Valuation Object

The Valuation Object is correctly identified as Wincor Nixdorf, including its subsidiaries and minority holdings.

Valuations of corporate groups can be performed using various methods, all of which yield identical results if applied properly.

One option is to determine the earnings of each Group company separately, starting at the lowest level, and then to incorporate these earnings into the investment results of the relevant holding company. In this method, separate values are not determined for each individual company.

Another possibility is to determine the value of each company separately. The value of the Group parent company is then determined by adding together these individual values, with due regard for the percentage of ownership (“sum of the parts”).

Finally, it is possible to perform a simultaneous valuation by adding together and consolidating the individual earnings components. In this method, the value contribution of the individual companies cannot be ascertained since the consolidation measures cannot be directly attributed to the individual companies.

One of these methods is to be selected based on the structure or purpose of the underlying forecasts, and based on whether a presentation of individual values is sensible or necessary.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In the present case, operations are planned and managed primarily on the basis of information concerning segments (customer segments primarily, regional segments on a secondary basis) and business types, as well as on the Group level. Moreover, it is not necessary to determine the valuations of individual subsidiaries and intermediate levels (countries, business units, segments) in this case.

Consistent with the structure of the forecast presented by the company, the Valuation Expert performed a simultaneous valuation at the Group level, deriving the earnings value from the Group forecast. The Valuation Expert’s analyses also take into account business units and segments. Earnings contributions from unconsolidated companies are included in the forecast. In the company’s annual reports, the earnings of joint ventures and associated companies are recognized at equity in EBITA. For the purposes of the forecast, these earnings were netted out with marketing and administrative expenses, resulting in a net decrease in that item.

We deem this mode of procedure to be expedient for the reasons mentioned above.

By reconciling the data, we have assured ourselves that the value of all subsidiaries and holdings has been fully taken into account in the valuation of Wincor Nixdorf.

In summary, we deem the Valuation Expert’s mode of procedure in structuring and defining the Valuation Object Wincor Nixdorf to be appropriate.

2.	Valuation Date

The Valuation Date, in terms of the “informational delineation function” of the valuation date, is the date of the Wincor Nixdorf GM at which the resolution is to be adopted, i.e. 26 September 2016. With regard to the adequacy of the cash compensation, this is directly evident from § 305(3) Sentence 2 of the Stock Corporation Act, which states that the company’s circumstances at the time the resolution is adopted are to be taken into account. Furthermore, it is widely acknowledged that this legal valuation date also marks the date on which the adequate cash compansation is to be determined, since there is no provision to this effect in the statute (Hüttemann/Meyer in Fleischer/Hüttemann (ed.), Rechtshandbuch Unternehmensbewertung, 2015, § 12 Marginal No. 33).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The Valuation Expert chose 1 October 2015 as the Technical Valuation Date, in terms of the “value delineation function” of the valuation date. In doing so, he accounted for the fact that the earnings for Financial Year 2015/16 which were posted prior to 26 September 2016 cannot be defined and ascertained with adequate certainty, due to the fact that the company’s accounting and forecasts are performed in annual periods, and had yet to be credited to the minority shareholders of Wincor Nixdorf at the time the resolution was adopted.

Within the context of the valuation, it is assumed for the sake of simplicity that results for each year will be evenly distributed over the course of the year, that retained earnings will accrue at mid-year in each case and that dividends will be paid four months after the reporting date in each case, i.e. at a time when general meetings are typically held and dividends adopted.

The value contributions of distributions (dividends) and retained earnings are discounted to the legal valuation date (26 September 2016) using the period-specific discount rate, diminished by the growth rate in the perpetual annuity.

We deem the mode of procedure described above to be appropriate, in summary. Furthermore, the method was executed in a mathematically accurate fashion.

3.	Valuation Method

The valuation was performed using the earnings value method set down in the IDW S1 standard. Ascertaining the value of future earnings, and the earnings value method as a possible method for its determination is the valid and accepted method for the performance of valuations for companies whose going concern value exceeds their liquidation value, according to the prevailing view in business administration theory and in the auditing profession. The earnings value method is also accepted as standard practice by the courts.

Other valuation methods were not applied in the valuation of Wincor Nixdorf. Detailed derivation and presentation of the liquidation value were dispensed with in the context of the Valuation Opinion. The Valuation Expert justifies this mode of procedure based on the results of a cursory review. We have verified this consideration and likewise deem the development of liquidation value to be unnecessary (see C.IV.11 in this regard).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

A valuation was performed using multipliers based on capital market data in order to check the plausibility of the valuation results. We have examined this calculation and added considerations with regard to the comparison with pre-acquisition prices (see Section C.IV.10 in this regard).

The Valuation Expert has examined whether the share price of Wincor Nixdorf shares represents the lower limit for the cash compensation, which is generally derived from the per share valuation. We have verified his findings (see Section C.IV.12 in this regard).

In line with the prevailing view, the Valuation Expert calculated earnings value as an objectified value, i.e. based on the perspective of a typical shareholder. It was assumed that this typical shareholder is a natural person with an unlimited domestic tax liability and who holds only a small number of shares and therefore is not in a position to exercise control over the company’s finances or operations.

The determination of objectified value is also to be performed in such a way that synergy effects which can arise only after conclusion of the domination and profit and loss transfer agreement (“real synergy effects”) are not taken into consideration while synergy effects which can arise even without that measure (“pseudo synergy effects”), and which are part of a corporate concept which is documented as of the Valuation Date, are taken into account. In the present case, the expected synergies arising from the business combination between Wincor Nixdorf and Diebold Inc. were ascertained and recognized in part, according to the above principles (see Section C.IV.4.d in this regard).

We deem the decision to use the earnings value method as described above in order to ascertain the value of Wincor Nixdorf to be appropriate and unobjectionable.

4.	Derivation of Net Cash Flows

a)	Analysis of Forecast Accuracy

The Valuation Expert analyzed the forecasting accuracy for key financial indicators (revenues per segment, expenses up to EBITA, EBITA per segment and the margins derived from these figures).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

To this end, he calculated the deviations between estimates and actual data of the first forecast year (budget) for Financial Years 2012/13 through 2014/15 and analyzed the causes of any deviations. Because Financial Year 2015/16 was not yet over at the time of the valuation and the audit, but results for that year can presumably be projected with sufficient accuracy, the Valuation Expert supplemented this analysis with a “Plan Forecast Analysis.”

We have comprehended the detailed analysis of the Valuation Expert.

In summary, the Valuation Expert finds that the variation in the revenues are attributable in particular to the effects of the financial and debt crisis and the unexpectedly difficult market environment above all in various emerging markets. Based on the fixed cost nature of key expense items and the special expenses from the restructuring programs, EBITA could not be reached as forecast, above all in Financial Year 2014/15. For Financial Year 2015/16, the forecast revenue is currently being slightly exceeded with sharp upward variation in the forecast EBITA.

Despite the variations in the forecast and actual figures, the Valuation Expert deems the forecast to be suitable for purposes of the business valuation, since the variations are largely based on unexpected economic developments.

We deem the variation detected to be comparatively below-average and, in those cases where it is significant, to be sufficiently well explained by one-time effects and unforeseeable developments. Moreover, there are no reasons to assume a systematic over- or underestimation of the future developments or other reasons to call the forecasts as a whole in to question. We therefore share the opinion of the Valuation Expert that the forecast of Wincor Nixdorf is suitable for purposes of the business valuation.

b)	Structure of the Forecast, Forecasting Process and Audit Procedure

The valuation of Wincor Nixdorf assumes in conformance with the principles in IDW S 1 an unlimited going concern for the Wincor Nixdorf Group. Because an endless period is not possible for firm forecasting, a distinction must be made between the Detailed Forecast Period and the Phase of the perpetual annuity.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The Detailed Forecast Period is determined by the forecast of the Company (as of September 2015) encompassing the years 2015/16 to 2017/2018. Because the first year of the forecast (budget year) was already well underway as of the valuation date, the Company replaced its original forecast (results from the budget year) with an update (forecast; as of July 2016). This was based on the actual results as of 30 June 2016, which were projected to the results anticipated as of 30 September 2016 for Financial Year 2015/16 as a whole.

The new information taken into account in the forecast relates in particular to the effects from the deconsolidation of the Chinese subsidiaries based on the sale of the majority of the shares in a Chinese strategic investor, though the legal transfer has not yet taken place, because it has not yet been approved by the state authorities. Moreover, the forecast contains further changes at subsidiaries (see Section C.IV.1a) and an improvement in operative results from unexpectedly positive revenue growth (particularly in the hardware segment) and a lower charge to earnings through restructuring expenses from the Delta Program.

The forecast (Stand September 2015) likewise does not take into account any effects that relate to the merger of the Company with Diebold Inc. and the takeover of a qualified majority by Diebold Inc. and have become increasingly concrete in the course of Financial Year 2015/16. The forecast contains the transaction costs incurred in this connection at Wincor Nixdorf.

As of the valuation date, a so-called de facto group relation exists between Wincor Nixdorf and Diebold Inc. in which synergy effects can be and are being realized even without the valid DPLA within the framework of the legal restrictions to be observed by the Management Board of Wincor Nixdorf. The contractual parties have implemented working groups that have identified the anticipated synergy effects, classified them according to real and pseudo synergies and estimated the anticipated effect for each contractual party. The (updated) forecast of the Company has been supplemented for valuation purposes by the Company’s own forecast of the pseudo synergy effects to be considered.

The balance sheet is not a focus of the forecasts of Wincor Nixdorf. Consequently, it is only prepared for the budget year and then updated using simplified assumptions for the two further forecast years. The Company has adjusted the forecast balance sheet for 2015/16 in the forecast. The Valuation Expert has updated this for the two further forecast years based on

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

information from the Company provided up to the start of August. Based on the balance sheets updated and further developed in this fashion, the Valuation Expert has, with due regard to the information on the distribution policy additional issued by the Company’s management, computed financial requirements and independently recalculated the interest result and finally the corporate taxes.

The Company’s forecast has been prepared in accordance with the accounting of Wincor Nixdorf pursuant to IFRS principles.

The consolidated forecast is based on the detailed forecast for financial figures from the forecasting units for the first year of the forecast (budget) and a simplified update of the financial figures for the two ensuing years. The financial results from the previous year’s forecast are updated monthly on a rolling basis in order to be able to detect any forecast variation early on.

The forecast financial figures include revenues, costs of sales, research and development costs, marketing and administrative costs, EBITA and working capital. At a group level, the financial figures are aggregated by levels in accordance with the reporting (interim) units up to the EBITA and then supplemented by forecasts for the interest result, taxes and balance sheet.

The process of creating the forecast begins every year in April by creating top-down goals (or “hurdles”) within the framework of a so-called “hurdle process” for key financial figures for the group and the sales units (segments and types of businesses). These hurdles are broken down by the forecasting units of the group (legal entities, regions, etc.). There is then a communication phase between the managers of the forecasting units and the managers of the segments and business units. By mid-July, the forecasting units compute the detailed forecasts in the forecasting system (bottom-up). These data are subjected to a review by the managers of the segments and sales units and the aggregate goals for these organizational units are compared.

The approval of the Supervisory Board is obtained for the budget of the first forecast year. The Supervisory Board moreover receives the forecast for the following years for his information. After the Management and Supervisory Boards have approved the consolidated budget, the budget is signed by management at the group level, the sales units and the management of the forecasting units. This agreement also forms the basis for the variable income of the management of each organizational unit.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In the present case, the Supervisory Board approved the 2015/16 budget on 23 September 2015 and took note of the forecast for the two following years (2016/17 und 2017/18). On 27 July 2016, the Supervisory Board also took note of the 2015/16 forecast and the adjustment of the forecast for the following years based on the effects from the partial sale of the Chinese business activities.

The assumptions and premises underlying the forecast and the resulting conclusions about the plausibility of the forecast were analyzed by the Valuation Expert in detail. We satisfied ourselves by participating in material discussions between the Valuation Expert and the persons in charge of the forecasts at Wincor Nixdorf that the Valuation Expert did not assume the forecasts of the Company without checking them, but instead sufficiently verified their plausibility.

The Valuation Expert integrated the updates and additions from the initial forecast into its valuation model and supplemented these by including the financial requirements in dialogue with the Company. The Valuation Expert calculated the financial result and the corporate taxes on this basis. The Valuation Expert derived the perpetual result using a technical transitional year in which the full (pseudo) synergy effects initially anticipated as of 2018/19 are taken into account.

Within the framework of our audit, we analyzed in detail the initial forecast of the Company and its updates, the additions and changes made by the Valuation Expert in consultation with the Company, the interest result and corporate taxes, which were items technically modified for purposes of the valuation, and the Expert’s calculations of the perpetual results. In addition to our analyses based on the historical figures, the forecast documents and market-related information and in order to gain an understanding of the bases of the forecast, we conducted meetings with the persons in charge of forecasting at Wincor Nixdorf and representatives of the Valuation Expert on site at the offices of Wincor Nixdorf and during numerous telephone conversations and conference calls.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

We thereby examined whether the forecast used and the perpetual annuity derived therefrom stood in a plausible relation to the historical figures and the figures from the respective financial years (results, comparative data) and whether the forecast data, including the perpetual results, properly reflect the expected development of Wincor Nixdorf with due regard to expected future market conditions.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

c)	EBITA Forecast for Wincor Nixdorf

ca)	Group Overview (Including one-time Effects)

The EBITA forecast for Financial Years 2015/16 to 2017/18 (before and after one-time effects) results as follows compared to the most recently completed Financial Year 2014/15 (adjusted) and supplemented by the group-level financial indicators:

Wincor Nixdorf Group	Actual (adjusted)	FC	Estimated		CAGR
EBITA forecast	2014/15	2015/16	2016/17	2017/18	14/15-17/18
	€ million	€ million	€ million	€ million
Banking	1.582	1.550	1.580	1.660	1,6%
Retail	845	1.030	1.040	1.105	9,4%
Revenues	2.427	2.580	2.620	2.765	4,4%
Banking	-1.270	-1.164	-1.195	-1.250	-0,5%
Retail	-668	-796	-798	-838	7,9%
Cost of sales	-1.938	-1.960	-1.993	-2.088	2,5%
Gross profit from revenue	489	620	627	677	11,5%
Research and development costs	-86	-100	-108	-115	10,2%
Selling and administrative expenses	-301	-330	-329	-342	4,3%
EBITA (adjusted)	102	190	190	220	29,2%
Restructuring expenses	-80	-20	—	—	n.a.
Other one-time effects	—	25	—	—	n.a.
EBITA (including one-time effects before transaction costs)	22	195	190	220	115,4%
Transaction costs, Diebold business combination agreement	—	-50	—	—	n.a.
EBITA (incl. one-time effects and transaction costs)	22	145	190	220	115,4%
Financial Indicators					Ø 15/16-17/18
EBITDA (in € million)	76	256	261	302	n.a.
EBITDA margin	3,1%	9,9%	10,0%	10,9%	10,3%
Depreciation rate	2,2%	2,4%	2,7%	3,0%	2,7%
EBITA margin (reported)	0,9%	7,6%	7,3%	8,0%	7,6%
EBITA margin (adjusted)	4,2%	7,4%	7,3%	8,0%	7,5%
Revenue growth	n.a.	6,3%	1,6%	5,5%	4,5%
Gross margin, banking	19,7%	24,9%	24,4%	24,7%	24,7%
Gross margin, retail	20,9%	22,7%	23,3%	24,2%	23,4%
Gross margin, Group	20,1%	24,0%	23,9%	24,5%	24,1%
Research and development cost ratio	3,5%	3,9%	4,1%	4,2%	4,1%
Selling and administrative expense ratio	12,4%	12,8%	12,6%	12,4%	12,6%

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

On the whole, the company expects that revenues will bounce back from the recent unsatisfactory results to post an average growth of 4.4% per year. The current forecast calls for growth above this level, so that a slowdown in growth is to be expected in the second forecast year. The company’s organic growth will be accompanied over the forecast period by inorganic growth through targeted acquisitions of promising fast-growing and niche companies.

Now that the retail segment has been able to compensate in the current financial year for its drop in the previous year according to the projections, and the banking segment has had to withstand in the current financial year a decrease in revenue as a result of the termination of two loss-generating contracts in the US, the two segments are now developing nearly identically, as was expected. At the end of the forecast horizon, revenue should split along the primary segments 60% (Banking) to 40% (Retail).

With minor fluctuations in the revenue split (after the third segmentation) in the other regions, the Company anticipates based on recovery effects in eastern Europe above-average growth in Europe (not including Germany). The APAC & MEA region is losing potential revenue through the majority sale of the Chinese companies.

The forecast also reflects the company’s stated strategy of concentrating growth in the higher-margin software and services business.

The company posted an unsatisfactory gross margin last year, prompting the launch of a restructuring program, but in the forecast period the margin is expected to climb to a level which was not seen at any time in the historical period under examination (as of 2012/13). Contrary to original estimates, the margin is now expected to nearly equal the desired level as early as the current financial year.

Research and development activities are of essential importance for Wincor Nixdorf, as a technology company, so that reductions in this category of spending as part of the restructuring program will be moderate and carried out with great care. Since the company plans to increase the revenue share of software and services, it expects costs to increase significantly in this area, resulting in a steady increase in the research and development cost ratio. Selling and administrative expenses will run largely parallel to revenues throughout the period under observation.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

(Adjusted) EBITA should nearly double in the current year relative to the crisis-ridden 2014/15, and should climb to € 220 million through the end of the forecast period. With the increasing share of higher-margin products, the overall margin is expected to increase to 8.0%, a level which was not even approached in the historical period under observation.

Results for the current year (2015/16) are affected by one-time effects. Contrary to expectations (€ 40million), it was recently discovered that the final expenses for the Delta restructuring program will amount to just € 20 million. Results this year will also be boosted by structural effects from income in connection with the purchase (€ 10 million) and sale (€ 15 million) of shares in subsidiaries. The business combination agreement which has been concluded with Diebold Inc. is expected to trigger € 50 million in expenditures, primarily consisting of external consulting costs, “retention fees” and (dys-) synergies from the merger.

Depreciation of property, plant and equipment, amortization of licenses and allowances on reparable spare parts that are contained in the functional costs increase from € 54 million (2014/15) to € 82 million (2017/18), representing an increase in the depreciation rate from 2.2% to 3.0%. Accordingly, depreciation and amortization are slightly higher than investments (not including investments in inorganic growth).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

cb)	Banking Segment

Expected EBITA for Financial Years 2015/16 through 2017/18 is derived by comparison with the most recently completed Financial Year, 2014/15 (adjusted), supplemented by financial indicators for the Banking segment as follows:

Wincor Nixdorf: Banking segment	Actual (reported)	FC	Estimated		CAGR
EBITA forecast	2014/15	2015/16	2016/17	2017/18	14/15-17/ 18
	€ million.	€ million.	€ million.	€ million.	%
Hardware	626	618	613	608	-1.0%
Software/Services	956	932	967	1,052	3.2%
Revenue	1,582	1,550	1,580	1,660	1.6%
Hardware	-540	-482	-496	-497	-2.7%
Software/Services	-730	-682	-699	-753	1.0%
Cost of sales	-1,270	-1,164	-1,195	-1,250	-0.5%
Gross profit from revenue	312	386	385	410	9.5%
Research and development costs	-53	-59	-59	-62	5.4%
Selling and administrative expenses	-194	-192	-190	-199	0.9%
EBITA (adjusted)	65	135	136	149	31.9%
Financial indicators					Ø 15/16-17/18
Revenue growth, Hardware	n.a.	-1.3%	-0.8%	-0.8%	-1.0%
Revenue growth Software/Services	n.a.	-2.5%	3.8%	8.8%	3.3%
Hardware share	39.6%	39.9%	38.8%	36.6%	38.7%
Software/Services share	60.4%	60.1%	61.2%	63.4%	61.3%
Gross margin, Hardware	13.7%	22.0%	19.1%	18.3%	18.3%
Gross margin, Software/Services	23.6%	26.8%	27.8%	28.4%	26.7%
Research and development costs ratio	3.4%	3.8%	3.7%	3.7%	3.7%
Selling and administrative expenses ratio	12.3%	12.4%	12.0%	12.0%	12.2%
EBITA margin (adjusted)	4.1%	8.7%	8.6%	9.0%	7.6%

Revenue

The development of revenue in the banking segment shows clear growth of 3.2% per year in software and services and a decrease of 1.0% in hardware. Accordingly, the software/services shares in banking segment revenues has increased from 60% (2014/15) to 63% (2017/18).

The decrease in hardware revenues is attributable both to price pressure and to a stagnation in the installed base, particularly in core European markets. The drop in prices was made up only in part by improvements to the devices in the form of additional functions. Despite the decrease in revenues, the hardware business will continue to be of strategic importance for the company in the future, as the contacts and expertise from the hardware business are indispensable for the marketing of software and services.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Revenues in the software/services business are expected to be down 2.5% this year due to the termination of two unprofitable service agreements with major US banks (total volume: € 50 million), despite compensatory effects in other regions and businesses. In the ensuing period, however, revenues in this business should grow at a strong pace, by 3.8% in 2016/17 and 8.8% in 2017/18. This growth will be driven by two sub-businesses in particular: software and professional services and managed services and outsourcing. In the product-related services sub-business, on the other hand, which is heavily dependent on the hardware business, only slight revenue growth is expected.

In the software and professional services sub-segment, Wincor Nixdorf hopes to profit from increased IT spending by retail banks for the digitization of sales and the proliferation of multi-channel strategies. In the managed services sub-segment, Wincor Nixdorf manages hardware and/or IT processes, as well as related processes like cash management. Wincor Nixdorf expects to win more projects in this area, such as cash management, monitoring and expanded help desk services.

In terms of regions, Germany is the company’s largest single market, with a 25% of share global revenues (2014/15). However, consistent with the general stagnation in German market conditions, revenues in the company’s home market are expected to decrease at an average rate of 1.5% per year, so that Germany’s revenue share will drop to 23% in the forecast period.

However, revenues in Europe (not including Germany) are expected to grow at a rate of 5.6% per year, which can be attributed above all to the expected consolidation of the banking market and the intention of banks to focus on new issues, such as digitization, branch transformation and “assisted self-service” (self-service, supplemented where necessary by advice from bank employees). These activities will benefit the software/services business more than the hardware business. The region’s revenue share will climb from 37% (2014/15) to 42% (2017/18).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

22% of revenues in the banking segment in Financial Year 2014/15 were earned in the APAC & MEA region. These revenues are expected to decrease by €58 million in Financial Year 2015/16, to €290 million, as a hardware rollout in Australia came to an end. Revenues in that region should bounce back in the next two years, consistent with the very strong market forecasts, even though the revenues of the Chinese companies will no longer be included due to their deconsolidation.

Only 16% of revenues in the banking segment in Financial Year 2014/15 were earned in the AMER region. Revenues are expected to decrease further in the North American banking business in particular since the company’s two largest competitors, Diebold Inc. and NCR, have roots in that region and have access to strong business relationships, particularly with well-capitalized regional banks. On the other hand, solid growth is expected in Latin America, particularly in Brazil and Mexico.

Operating Expenses/EBITA

Due to high price pressure in the hardware business, Wincor Nixdorf’s gross margin in Financial Year 2014/15 was 13.7% in the hardware business, much lower than in software and services. Gross margin is expected to increase sharply in Financial Year 2015/16, to 22.0%. This is due above all to the Delta program, which has resulted in reduced expenses much earlier than expected. Even if this margin is not sustainable because of the price pressure, it is expected that margins can be held at a satisfactory level by standardizing production processes and reducing the vertical range of manufacture.

The already high gross margin of 23.6% in software/services (2014/15) should continue to improve, to 28.4% (2017/18). Aside from the Delta program, this improvement can be attributed above all to the focus on the high-margin software and professional services business.

Due above all to the reduction in expenses because of the Delta program, EBITA in the banking segment are currently expected to increase from € 65 million (2014/15) to € 135 million (2015/16). The focus on the high-margin software and services business should make up for the decrease in revenues and earnings in the hardware business margin, so that EBITA will climb to € 149 million (2017/18).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

cc)	Retail Segment

Expected EBITA for Financial Years 2015/16 through 2017/18 is derived by comparison with the most recently completed Financial Year, 2014/15 (adjusted), supplemented by financial indicators for the retail segment as follows:

Wincor Nixdorf: Retail segment	Actual (reported)	FC	Estimated		CAGR
EBITA forecast	2014/15	2015/16	2016/17	2017/18	14/15-17/ 18
	€ million.	€ million.	€ million.	€ million.	%
Hardware	389	497	444	457	5.5%
Software/services	456	533	596	648	12.4%
Revenue	845	1,030	1,040	1,105	9.4%
Hardware	-304	-376	-342	-355	5.3%
Software/Services	-364	-420	-456	-483	9.9%
Cost of sales	-668	-796	-798	-838	7.9%
Gross profit from revenue	177	234	242	267	14.7%
Research and development costs	-33	-41	-49	-53	17.1%
Selling and administrative expenses	-107	-138	-139	-143	10.1%
EBITA (adjusted)	37	55	54	71	24.3%
Financial indicators					Ø 15/16-17/18
Revenue growth, Hardware	n.a.	27.8%	-10.7%	2.9%	6.7%
Revenue growth Software/Services	n.a.	16.9%	11.8%	8.7%	12.5%
Hardware share	46.0%	48.3%	42.7%	41.4%	44.6%
Software/Services share	54,0%	51.7%	57.3%	58.6%	55.4%
Gross margin, Hardware	21.9%	24.3%	23.0%	22.3%	22.9%
Gross margin, Software/Services	20.2%	21.2%	23.5%	25.5%	22.6%
Research and development costs ratio	3.9%	4.0%	4.7%	4.8%	4.3%
Selling and administrative expenses ratio	12.7%	13.4%	13.4%	12.9%	13.1%
EBITA margin (adjusted)	4.4%	5.3%	5.2%	6.4%	5.3%

Revenue

Revenues were down 6.4% in Financial Year 2014/15, due in particular to weaker investments by major European companies and the postponement of rollout dates, especially for hardware products, but Wincor Nixdorf expects to outperform the market by a substantial growth in the forecast period (9.4% per year). If we were to take into account the easy comparison (2014/15) and choose a more suitable starting point (2013/14), the growth rate would decrease to 5.2% per year. Even this growth rate would be classified as above-average relative to the market as a whole.

This strong growth is attributable to the software/services business. It results above all from inorganic growth, such as the acquisition of Brink’s Nederland B.V., based in Houten in the Netherlands (“Brink’s”), which has already been realized, as well as the strong growth of AEVI (annualized growth rate of 45% since 2015/16).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The trend which has been observed in the past, with revenues shifting away from hardware (down from 46% to 41%) and towards software/services, is expected to continue, boosted by the disproportionate growth of global IT spending for software/services. Th strategic shift towards higher-margin software/service products (gross margin up to 25.5%) is explained above all by the continuing price decline of hardware components. The company’s own forecast of hardware quantities, relative to its hardware revenue forecast, illustrates this price drop, which the company is trying to compensate for with higher-quality product designs.

In addition, competitive advantages can be derived from the heterogeneous market landscape and the ability to meet individual customer needs with regard to software offerings, as well as the provisions of global software and services, and Wincor Nixdorf expects them to result in higher margins. Such advantages are reportedly already evident in the growing gas station business (segment revenue share: 8-10%), which is generating higher margins due to the right mix of hardware and software/service products.

The revenue trend for some hardware products should be seen in light of unique country-specific circumstances which comprise a globally diversified product portfolio. While growth potential is expected for EPOS, Wincor Nixdorf’s most important product system, in emerging markets and some European countries, revenues from these products will be down in more developed industrialized countries due to market saturation. On the other hand, the SCO, mPOS and reverse vending systems product systems are expected to show high growth potential particularly in more developed industrialized economies

The development of revenues for software/service products is characterized by a decreasing share for product-related services (down by 10% from 2014/15 to 2017/18) and the strong growth in professional services and managed services (up 18% and 23% per year respectively), which has been supported by inorganic growth.

With a revenue share of almost 80% (2014/15), the Germany and Europe (not including Germany) regions represent the largest markets for Wincor Nixdorf, which has established itself as the market leader in those regions. Both regions show strong growth, driven above all by strong demand for software solutions.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

It is striking that revenues are expected to fall by 3.1% a year in the APAC & MEA region, which is generally showing strong growth. This is attributable to the planned sale of the majority shareholding in the Chinese subsidiaries.

Strong growth is expected in the AMER region (19.7% per year), but revenues will be low (share of less than 8%). Given that revenues have been higher than expected this year, particularly as a result of a partnership in the US which was established in 2014, it is not unlikely that even higher growth potential can be realized in America.

Operating Expenses/EBITA

As a whole, the increase in gross margin in the retail segment forecast is attributable to the aforementioned shifts in extensive hardware investments by major European companies and the associated scale effects, as well as to strategic measures which have been initiated and pursued by the company (the Delta restructuring program, inorganic growth in higher-margin software and service products, development of “high end” hardware and innovative products in the AEVI segment). These strategic measures will continue to have an effect in the ensuing years, and are expected to have a growing impact.

While the above-average margin in the hardware business cannot be maintained, gross margin for software and service products will increase continuously over the forecast period due to the expansion of the higher-margin professional services and managed services business, and will be reinforced by the expected inorganic growth.

The effects mentioned above will cause absolute EBITA in the retail segment to climb to €55 million in the current year (2015/16), with a margin of 5.3%. According to expectation, this level will be held the next year (2016/17) and then exceeded at the end of the forecast period (2017/18) due to the growing share of the higher-margin software and services business (EBITA margin: 6.4%).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Accordingly, the retail segment is expected to report an EBITA margin much lower than that of the banking segment (EBITA margin: 9.0%), as has been observed in the past. This is a result of the fact that the products and services in the retail segment are less complex as a whole, while the structure of the business allows for fewer scale effects and customers in this segment are more price-sensitive than in the banking segment.

cd)	Overall Assessment

As a whole, the individual developments described will cause revenues to increase to € 2.765 million through the end of the detailed forecast period, with EBITA improving to € 220 million. This would represent an average revenue growth of 4.4% and a target margin of 8.0%, which would be a substantial improvement over the performance observed in the past. The margin is in the upper end of the range communicated by Wincor Nixdorf (6-8%). This indicates that the forecast assumes that Financial Year 2017/18 will represent a high point in the economic cycle.

The forecasted revenue growth is within the range posted by the competitors NCR and Diebold Inc., whose analyst estimates we have examined. Over an extended historical period (2009-2015), those companies posted annualized growth rates of 11% (NCR) and 3% (Diebold Inc.), although NCR’s growth is primarily attributable to acquisitions. The mid-term (2017) expectations for these companies are different: with NCR expected to stagnate while Diebold Inc. is expected to post strong 11% growth.

Wincor Nixdorf’s target EBITA margin is also within the range posted by its competitors. Both companies have posted average margins of around 6% over an extended historical period, and NCR’s margin, which reached 14% in 2012, is expected to increase to 13% in 2017 while Diebold Inc. is expected to increase its margin to 7%.

In examining the different expectations for the three competitors, it should be kept in mind that differences exist with regard to customer structure and regional distribution.

The Valuation Expert considers the revenue forecast for the banking segment to be comprehensible and plausible on the whole, but points out that the growth forecast for the software business is based in part on acquisitions for which target companies have not yet been identified. He considers this growth forecast to be overly ambitious in the software segment.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The revenue forecast for the retail segment is entirely realistic, in his view. The revenue targets for the hardware business are attainable, in his view, and the revenue targets for software/services are comprehensible, particularly in light of the additional business generated by AEVI.

The valuation expert considers the forecast of expenses to be comprehensible, in summary.

As a whole, he views the forecasts presented by Wincor Nixdorf to be suitable for the purposes of the valuation.

Based on the justifications for the forecast items which were provided to us in each particular case through documentation of the forecasts and explanations from Wincor Nixdorf’s management, and taking into account the company’s own historical performance, and comparing this performance against general market expectations, as well as the expectations for the performance of key competitors, we are able to confirm the valuation expert’s assessment. In our view, the forecasts of revenues and operating results are not overly ambitious and attainable.

We particularly share the valuation expert’s assessment that events in the recent past and the currently expected market prices for acquisitions indicate that realization of the planned acquisitions is a rather optimistic forecasting assumption, especially since the acquisition targets have yet to be specified. The company’s management board is of the view that, in the event the targeted acquisitions cannot be executed at the expected time, the additional revenue growth from the planned acquisitions and the associated contributions to EBITA can also be generated organically.

In view of the key strengths and weaknesses of Wincor Nixdorf, as well as the key risks and opportunities, as accurately summarized in the valuation opinion, we consider the company’s EBITA forecast for the years 2015/16 and 2017/18 to be a suitable basis, on the whole, for determining an objectified valuation.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

d)	Contribution to Earnings of Synergies of Relevance for the Valuation

Diebold Inc. and Wincor Nixdorf have created joint working groups in order to identify and measure potential synergies. As things currently stand, it is expected that, after the end of the third year after execution of the takeover offer, i.e. in Financial Year 2018/19. Wincor Nixdorf as a whole, i.e. the two parties to the merger, will be able to derive annual synergy effects of $ 160 million and € 150 million respectively.

In view of the fact that key aspects of these synergies can be realized only after conclusion of the DPLA, and therefore cannot be recognized as real synergies upon determination of the objectified valuation of Wincor Nixdorf, the historical values of pseudo synergies on the part of Wincor Nixdorf are presented in the valuation opinion, according to the calculations of the working groups, based on probabilities of occurrence, depending on the current degree of specification of each measure. At the beginning of the time series presented, dyssynergies and realization costs exceed positive synergy effects. Starting in Wincor Nixdorf’s 2019/20 Financial Year, full realization of all pseudo synergy effects for Wincor Nixdorf is recognized at a value of € 16 million.

The valuation expert has analyzed the conclusions of the working groups and accurately summarized these conclusions in the valuation opinion. In calculating the objectified valuation of Wincor Nixdorf, the valuation expert has taken into account the fact that (diys-) synergies and realization costs are already included in EBITA for Financial Year 2015/16 as part of transaction costs (see Section C.IV.4.ca). For the forecast years 2016/17 and 2017/18, EBITA before synergies (including one-time effects and transaction costs) is supplemented by the net total of established positive and negative synergy effects. Since the full realization of synergy effects will take place beyond Wincor Nixdorf’s forecast period, the valuation expert inserted a transitional year for the purpose of the valuation (2018/19) so that the net positive synergy effect of € 15 million could be included in the valuation. The minor realization costs included in that year’s forecast will not accrue in the terminal value phase as well. Taking into account inflation-related growth effects, the additional synergy effect recognized in the perpetual annuity amounts to € 16 million.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In the course of our audit, we were able to reproduce the working groups’ analyses underlying the synergy calculation in the valuation both substantively and mathematically. To the extent possible, we have reconciled and checked the plausibility of the analyses using documents prepared or audited by third parties, such as consolidated financial statements. This did not result in any objections. No other pseudo synergy effects were identified over the course of our audit. In view of the fact that a large number of the measures underlying the forecast were still in the planning stage at the time of the audit, or had only begun to be implemented, a conclusive assessment is only possible to a limited extent. But on the whole, the total amount of synergies of relevance for the valuation is not objectionable based on the available information.

We deem the handling of identified pseudo synergies in the valuation model, particularly the insertion of a transitional year, to be appropriate. We were also able to verify these calculations mathematically without objection.

EBITA after synergies (including one-time effects and transaction costs) rises in the detailed forecast period from € 145 million (2015/16) to € 182 million (2016/17), and then to € 220 million (2017/18). This represents an EBITA margin of 5.6%, 6.9% and 8.0%.

e)	EBITA in the Perpetual Annuity

Interspersing a transitional year (2018/19), the valuation expert converted the estimates for the detailed forecast period into the expected average EBITA for the terminal value phase. By this method, the valuation expert ensures that the full amount of relevant synergies are recognized only after 2018/19 (see Section C.IV.d). Otherwise, the determination of EBITA for this transitional year conforms to the method of calculating EBITA in the terminal value phase. The method presented below therefore applies both for the transitional year (2018/19) and for all subsequent years (starting in 2019/20).

Taking into account the general price pressure in the hardware business and the positive market outlook for the software/services business, and taking risks and opportunities into consideration, the valuation expert deemed permanent revenue growth of 0.75% to be appropriate (see Section C.IV.5.c), and therefore set a revenue growth rate of 0.75% over the revenues in the final forecast year, 2017/2018 (€ 2.765 million), beginning with the transitional year of 2018/19.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Permanent EBITA was calculated by the valuation expert using the resulting revenue level and a normalized EBITA margin.

In determining the attainable EBITA margin in the terminal value phase, the valuation expert first examined the (unadjusted) historical data. In the twelve-year period beginning with Financial Year 2003/04 and ending with the most recent completed Financial Year, 2014/15, (unadjusted) EBITA margins of between 0.9% and 8.9% were posted. On average, the (unadjusted) EBITA margin for this period s 6.7%. The extreme values in particular should not be seen as representative for determining the average long-term EBITA margin attainable by the company. Moreover, the company’s business model has changed in this time.

In the forecast years, the expected EBITA margin (before synergies) is 7.6%, 7.3% and 8.0% respectively. The first forecast year (before transaction costs) is characterized by some positive effects, particularly due to unexpectedly rapid implementation of the Delta restructuring program. Whether the EBITA margin of 8.0% in the forecast for Financial Year 2017/18 can be reached depends on whether the process of transformation underlying this expectation will result in a higher share of software and services to the anticipated extent. This would require, in particular, realization of the planned inorganic growth, as well as the revenues and earnings arising from the expectations for AEVI, which involve higher risks than the other forecast parameters. In addition, the business model is to be revised, particularly with regard to hardware, which will involve added costs.

In light of economic and business cycles as well, the valuation expert does not consider the EBITA margin in forecast year 2017/18 to be attainable, on average, over the long term. For this reason, the valuation expert shortened the period under examination to a six-year period and postponed its commencement. Examining a period from 2012/13 to 2017/18, it may be assumed that this period reflects approximately one complete cycle. Moreover, this period better reflects the present business model. Based on adjusted EBITA margins, EBITA margins in this period range from 4.2% to 8.0%, for an average of 6.4%.

Taking into account the positive effects from transformation of the business model, as well as management’s goals (EBITA margin of 6% to 8%), the valuation expert considers an EBITA margin of 7.0%(before synergies) to be appropriate for determining the permanent earnings of Wincor Nixdorf. Assuming that the full amount of pseudo synergies included in the forecast, € 16 million, can be realized in the long term as well, would result in an EBITA margin of 7.6%.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

On this basis, the Valuation Expert’s estimates that the EBITA margin for the perpetual annuity will be 7.6%. EBITA (after synergies) in the transitional year is therefore € 210 million. For the perpetual annuity, the Valuation Expert has based the calculation of Wincor Nixdorf’s objectified valuation on an EBITA (after synergies) of € 212 million.

We deem the Valuation Expert’s considerations to be comprehensible. Further taking into account that margin should be viewed as rather high relative to the competition (see Section C.IV.4.cd), and making reference to the aforementioned risks that certain developments which underlie the derivation of this margin will not materialize to the expected extent, we deem the recognition of an EBITA margin of 7.6% to be appropriate in terms of the Stock Corporation Act.

f)	Net Income After Personal Income Taxes

fa)	Cash Flow Adjustments in the Perpetual Annuity

In addition to projecting forward the income statement estimates for the final year of the forecast into the perpetual annuity phase, it is also necessary to project forward the balance sheet forecast. With revenues and net cash flows growing at a rate of 0.75%, net current assets are expected to grow by 0.75%. On this basis, the Valuation Expert deducted a permanent investment of €2 million in net current assets from permanent EBITA. Further cash outflows from growth in the company’s balance sheet were not assumed by the Valuation Expert.

The Valuation Expert also assumes notional additional borrowings in the amount of the growth rate, relative to net financial obligations at the end of the detailed forecast period, so as to maintain a constant capital structure. Borrowings of € 2 million are available for the shareholders in addition to expected net income.

On balance, the cash flow adjustments have no net impact in the perpetual annuity phase of this valuation. We were able to reproduce the assumptions and calculations for derivation of the cash flow adjustments in the perpetual annuity without objections.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

fb)	Net Financial Income

The Valuation Expert derived net financial income based on the company’s financial position on 30 September 2015 and an integrated projection of the balance sheet and financial forecast.

The company’s balance sheet and financial forecast was used as a basis. The company revised its balance sheet estimates for 2015/16 in the forecast. The Valuation Expert carried these revisions forward into the two remaining forecast years based on information provided by the Company’s management.

The balance sheet and financial estimates have been revised with regard to existing stock option programs. As of the Valuation Date, Wincor Nixdorf has issued a total of 2,684,455 stock options to four executives as part of four stock option programs. In the past, these programs have been classified as equity instruments for the purposes of compensation (equity settlement). In accordance with a resolution which was adopted at the end of the third quarter of 2015/16, the company reclassified its obligation as a cash settlement, and it was recognized as such in the consolidated balance sheet of 30 June 2016. The Valuation Expert has determined the fair value of the associated payment obligations as of 30 September 2016 (€ 11.6 million) and carried it forward based on the expected payments. The Valuation Expert determined the fair value of payment obligation under the stock option programs based on option valuations using the Black-Scholes model, taking into account expected fluctuation rates.

We deem this addition to the balance sheet forecast to be appropriate and were able to reproduce the measurement of the stock options substantively and mathematically without objections.

The Valuation Expert also projected liquid funds, in consultation with the company, for the purposes of the valuation. Based on the last twelve quarterly financial statements through 31 March 2016, there was an average ratio of liquid funds to quarterly revenues of 8.8%. The company deems the amount of liquid funds determined in this manner to be necessary for operations. The Valuation Expert carried forward the balance sheet and financial forecast on this basis.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

We have verified the assessment that 8.8% of quarterly revenues are to be regarded as necessary for operations based on competitors’ analyses. These resulted in much higher average amounts of liquid funds. As a result, we deem the forecast of liquidity to be adequate.

We were able to follow the company’s balance sheet forecast without objections, substantively and mathematically.

Interest-bearing obligations as of 30 September 2015 largely consisted of a long-term bank loan (€ 85 million), current account loans from various domestic and foreign banks (€ 86 million) and reserves for pensions (€ 83 million).

The Valuation Expert determined net financial income in the detailed forecast period based on existing interest rates for investments and loans (0.0 to 0.6%), a swap rate in effect through 30 September 2020 for part of the obligations (3.0%) and the actuarial interest rate for the pension reserves (2.0%), and carrying forward financial obligations in an integrated calculation of financing requirements. The Valuation Expert slightly increased the range of estimated interest rates on bank loans in the perpetual annuity phase, with the range extending from 0.3% to 0.7%.

We were able to follow the financial forecast integrated into the valuation model without objections, substantively and mathematically. We were also able to verify the conditions in effect on 30 September 2015 for net financial obligations. The slight increase in interest rates is plausible in our view and consistent with the discount rate, especially since a low average interest rate will take effect in the future due to expiration of the swap.

The interest expenses calculated in this manner lie in a narrow range from € 6 to 7 million (detailed forecast period) and € 5 million in the perpetual annuity phase.

fc)	Corporate Taxes and Minority Share

The Valuation Expert derived the company’s income tax expense based on its earnings before taxes (EBT), determined in accordance with the IFRS and modified as required by the valuation methodology, based on the method of calculating taxes in the company forecast.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Foreign income taxes were determined by the Valuation Expert by multiplying the EBT attributable to foreign companies by the country-specific effective income tax rates, taking into account foreign tax loss carry-forwards. Insofar as foreign tax loss carry-forwards were not fully exhausted in the detailed forecast period, the Valuation Expert reflected the remaining amounts in the perpetual annuity phase in the form of an annuity. EBT was also determined separately for German companies not included in the single-entity tax relationship, and multiplied by effective income tax rates.

The remaining Group EBT was attributed by the Valuation Expert to the German single-entity relationship for income tax purposes. Insofar as income was included for which the company was unable to conclusively assess the tax consequences as of the Valuation Date (e.g. the expected book gains from partial sale of the Chinese operations), this income was taxed at a flat rate. The remaining EBT of the German single-entity relationship was adjusted to account for the major impact of IFRS accounting relative to German tax law, as well as for non-deductible business expenses. The corporate tax rate (15.0% plus the 5.5% solidarity surcharge) was applied to the resulting tax base. To calculate trade tax, the Valuation Expert modified the corporate tax base by applying increases and decreases in accordance with trade tax rules and multiplied the result by the product of the tax index and the average trade tax assessment rate of 410%.

The Valuation Expert’s calculation of corporate taxes is not objectionable. We were able to reconcile it with the underlying data, check the plausibility of necessary assumptions and reproduce the derivation mathematically.

The company’s tax expense calculated in this manner ranges from € 38 million to € 64 million in the detailed forecast period, and comes to € 59 million in the terminal value phase. The effective tax rate in the detailed forecast period is between 27.4% and 31.7%. The terminal value phase has an effective tax rate of 28.5%.

Given that five Group companies are not wholly owned by Wincor Nixdorf, it is necessary to deduct minority shares. The Valuation Expert accurately derived these shares from the estimated results of the individual companies.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Minority shares of earnings are in a narrow range, from €2 million to € 3 million in the detailed forecast period, and € 3 million. in the perpetual annuity.

fd)	Net Cash Flows After Personal Income Taxes

In accordance with IDW S1, when determining objectified valuations for the detailed forecast periods, valuation practitioners are to assume distribution of the available net income based on the company’s documented concept as of the valuation date, subject to legal restrictions. For the perpetual annuity phase, it is generally assumed that the company for which the valuation is being performed will adopt distribution practices equivalent to the distribution practices of the alternative investment, except insofar as unique aspects of the industry, capital structure and legal conditions are to be taken into account.

Carrying forward the distribution policy pursued by the company to date, the Valuation Expert set a distribution rate of 50% for the transitional year. We were able to verify this assumption based on the company’s historical distribution practices. No indications were found that the company will pursue a different distribution policy in the future on a stand-alone basis.

The Valuation Expert assumed a market-typical distribution rate of 50% in the perpetual annuity phase. This assumption is based on the average distribution rate in the German capital market.

In order to ensure that the numerator and denominator of the valuation equation are equivalent, it is recommended in the literature that the same peer group which was used for derivation of the beta factor should also be used for the determination of perpetual distribution practices for the Valuation Object. We therefore examined the distribution practices of the peer group companies used for determination of the beta factor in the period from 2011 to 2015 in order to check the plausibility of the permanent distribution rate used by the Valuation Expert. Insofar as these companies made distributions at all, their distribution rates ranged from 9% to 103%, and averaged 34%.

Since the distribution practices of the peer group companies were very inconsistent, we also examined calculations of average market distribution rates for publicly traded German companies. These studies confirm average distribution rates of 40 to 60%. The distribution rate used in the valuation, 50%, is in the middle of this range. On this basis, we deem the distribution rate used for the terminal value phase to be appropriate.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Retained earnings in the continued detailed forecast period are transferred to shareholders’ equity in value-neutral fashion. They are used to replenish net current assets and investments and to amortize debt and are therefore not available for distribution to the shareholders. Because of this use, it will not be necessary to make additional borrowings. This improves net financial income and reduces the debt ratio, resulting in lower capitalization interest rates. A conceivable alternative use, notional attribution of undistributed amounts to the shareholders, would not result in a higher valuation. Retained earnings in the terminal value phase, on the other hand, are notionally attributed to shareholders and are therefore not available for alternative uses.

The Valuation Expert divided Wincor Nixdorf’s earnings for the terminal value phase into dividends and retained earnings according to the described ratio. The dividends in the detailed forecast period are evident from the presented distribution forecast. Dividends are generally to be reduced by the 26.375% flat tax. The Valuation Expert uses half this tax rate to calculate personal taxes for the notional attribution of retained earnings (terminal value phase).

The recommendation in the literature (Wagner/Saur/Willershausen, Zur Anwendung der Neuerungen der Unternehmensbewertungsgrundsätze des IDW S 1 i.d.F. 2008 in der Praxis, WPg 2008, pp. 731 et seq.) that half the flat tax rate be used for capital gains was made in summer 2008, i.e. a time at which the impact of the ensuing capital market crises were only beginning to be felt and the risk-free rate was at a much higher level. In addition, the authors of that recommendation assumed an average company with an average risk position and distribution rate.

With a resulting rate of return of 5%, and based on the existing tax regime, this recommendation corresponds to a holding period of about 40 years, which seems long. This simplified methodology, which is practiced as a general rule as well, benefits minority shareholders in this case and is therefore not objectionable.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In summary, we deem the method chosen by PwC for the valuation of Wincor Nixdorf with regard to distribution practices and the taxation of distributions to be appropriate and adequate for the reasons given. On this basis, the net cash flow to be discounted is derived as follows:

Wincor Nixdorf: Net Cash Flow	Forecast			Transitio- nal year	Perpetual
	2015/16	2016/17	2017/18	2018/19	2019/20 ff.
	€ million.	€ million.	€ million.	€ million.	€ million.
EBITA after synergies (including one-time effects and transaction costs)	145	182	220	210	212
Perpetual investments in net current assets	—	—	—	—	-2
Borrowings to finance growth	—	—	—	—	2
EBITA after synergies and cash flow adjustments in terminal value phase	145	182	220	210	212
Net financial income	-6	-6	-7	-6	-5
Earnings before taxes (EBT)	139	176	214	204	206
Corporate taxes	-38	-56	-64	-57	-59
Earnings after taxes	101	120	149	147	147
Minority shares	-2	-2	-3	-3	-3
Earnings after taxes and minority shares	99	118	146	144	144
Retained earnings	-49	-59	-73	-72	-72
Distributions	49	59	73	72	72
Personal income taxes	-13	-16	-19	-19	-19
Distributions after personal income taxes	36	43	54	53	53
Notional attribution of retained earnings	—	—	—	—	72
Personal income taxes on notional attributions	—	—	—	—	-10
Retained earnings after personal income taxes	—	—	—	—	63
Net cash flow	36	43	54	53	116

5.	Discount Rate

The valuation is determined, assuming exclusively financial objectives, by the present value of net cash flows to the shareholders associated with ownership in the company. The present value of these cash flows is derived using a discount rate amounting to the rate of return from an investment which represents an adequate alternative to investment in the company.

This rate of return can essentially be broken down into a risk-free rate and the risk premium demanded by shareholders in exchange for the assumption of entrepreneurial risk. Tax factors are to be taken into account in determining the risk-free rate and risk premium. The discount rate is diminished by a growth discount in order to account for growth effects in the form of steadily growing cash flows after the end of the detailed forecast period.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

a)	Risk-free rate

In determining the risk-free rate, it is to be kept in mind that an investment in the company is to be compared to a risk-free alternative investment with an equivalent term. Insofar as the company for which the valuation is being performed will have an unlimited term, the risk-free rate must be the rate of return in effect on the valuation date for a risk-free capital market investment which is likewise unlimited.

Risk-free bonds or bonds of unlimited duration do not exist in the German capital market. Accordingly, the risk-free rate cannot be directly observed in the capital market. Accordingly, the prevailing view is that the interest rate on long-term government bonds, as virtually risk-free capital market investments, may be used to determine the interest rate of risk-free investments.

Since German government bonds of unlimited duration, as alternative investments with an equivalent term, are not available in the German capital market, it is necessary to estimate the rate of return for an unlimited term.

IDW S 1 recommends deriving the risk-free rate from current interest yield curves. This recommendation was specified by IDW’s Valuation Committee in its notes on determination of the risk-free rate based on market data using interest yield curves, which appeared in IDW’s journal, IDW-Fachnachrichten (2005, pp. 555 et seq., 2008, pp. 490 et seq. and 2013, pp. 363 et sq.).

Interest yield curves can be derived or estimated in various ways. The Committee recommends that, in the interests of objectivity, all such determinations should be based on the data of Deutsche Bundesbank or methodologically comparable data of the European Central Bank.

Deutsche Bundesbank has estimated the interest yield curve on a daily basis since 1997 using the “Svensson method.” This method involves directly estimating yields on zero-coupon bonds based on the observable current yields of government bonds and discount paper with residual terms of up to 30 years. When estimating yields on zero-coupon bonds for terms in excess of 30 years, the Committee’s view is that the yields on zero-coupon bonds with a residual term of 30 years can generally be used as a perpetual estimate given the residual terms included in the exponential function developed by Deutsche Bundesbank and in view of general forecasting uncertainty.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

When using the interest yield curve, the income for each year is generally discounted using the interest rate for the equivalent term. In the interests of practicability, a single risk-free rate is typically calculated based on the interest yield curve for the entire period. To this end, a single interest rate with an equivalent present value is determined from the interest yield curve depending on the length of the forecast period and the expected growth rates for the subsequent perpetual annuity phase.

In order to smooth out short-term market fluctuations and possible errors in estimation, the Committee also recommends against using just the estimated yield on zero-coupon bonds as of the valuation date, but instead using averages, particularly for the long-term yields which are typically relevant in business valuations. These period-specific averages are to be derived from the estimated yields in the three months prior to the valuation date (the Higher Regional Court of Frankfurt approves this recommendation in its judgment of 29 January 2016, Case No, 21 W 70/15, as does the Higher Regional Court of Dusseldorf in its judgment of 29 February 2012, Case No. I-26 W 2/10).

The previously typical valuation practice of rounding the risk-free rate up or down to the nearest quarter of a percent was elaborated upon by the Committee in its recent recommendation of 13 July 2016. In light of the enduring low-interest environment, the Committee recommends rounding to the nearest tenth of a percent when the risk-free rate derived from interest yield data comes out to less than 1.0%.

There is isolated criticism in the literature of the Committee’s recommendation to use averages in order to reduce complexity and smooth out short-term market fluctuations, as well as possible errors in estimation, as well as of the previous practice of rounding to the nearest quarter of a percent.

Despite these concerns, we consider the mode of procedure described above to be appropriate for the reasons cited, and we further point out that the determination of a risk-free rate with several digits after the decimal point may falsely imply a degree of precision which is not attainable in business valuations, as is generally known, in view of the uncertainty associated with forecasting future earnings and the need for rounding in the derivation of the market risk premium.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In the recent case law (e.g. Higher Regional Court of Dusseldorf, 12 November 2015, Case No. I-26 W 9/14; Higher Regional Court of Munich, 5 May 2015, Case No. 31 Wx 366/13; Higher Regional Court of Stuttgart, 15 October 2013, Case No. 20 W 3/13; Higher Regional Court of Frankfurt am Main, 5 March 2012, Case No. 21 W 11/11), determination of the risk-free rate using Deutsche Bundesbank’s interest yield curve is also considered to be an appropriate and satisfactory method, since using hypothetical interest rates on zero-coupon bonds ensures the requisite objectivity

Based on the interest yield curve, the Valuation Expert calculated a standard pre-tax risk-free rate for the present – rounded to the nearest tenth of a percent – of 0.7%. This interest rate is based on an estimate of future average interest rates based on interest yield curve data from Deutsche Bundesbank for the period from 16 May to 15 August 2016. For the conversion of period-specific interest rates into a single risk-free rate for all periods, in order to simplify the presentation, the Valuation Expert used a typical growth rate of 0.5% in the payment series. We have found that variations in this growth assumption and use of the actual series of net distributions planned by Wincor Nixdorf have no effect on pre-tax risk-free rate, which has been rounded accordingly and accurately computed.

In ascertaining whether the cash compensation at the time of the GM on 26 September 2016 is at least equivalent to the shareholder’s share of the company’s value as of 26 September 2016, or whether the compensation payment derived from the valuation as of 26 September 2016 will continue to be adequate, it must be kept in mind that, in accordance with the method recommended by the Committee, the risk-free rate is to be recalculated taking into account the capital market data for the three most recent months. This need not necessarily involve a change in the valuation, since the impact on other valuation parameters would likewise have to be examined.

The pre-tax risk-free rate of 0.7% used by the Valuation Expert can be converted into an after-tax risk-free rate of 0.52% using the flat tax rate on interest income (for a total of 26.375%).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In summary, we deem the after-tax risk-free rate used by the Valuation Expert to be justified and adequate.

b)	Risk Premium

ba)	Preliminary Considerations

An investment in a company carries a higher risk than an investment in public-sector securities. In order to create an equivalency of risk between the alternatives, the uncertainty with respect to future net cash flows can essentially be incorporated into the valuation as a discount from future cash flows or added as a premium to the discount rate.

The risk premium method, which is typically applied nationally and internationally, has the advantage of being based on empirically observable practices. Regardless of which form and shape a risk/benefit function assumes in theory, the risk premium method is capable of reflecting market-oriented practices in the determination of risk premiums. The risk premium method is consistent with IDW S 1 and the method typically applied in valuation practice.

Determination of the risk premium generally depends on the shareholder’s risk preference. In a case where a large number of shareholders are involved, however, it is not possible to ascertain their individual risk preference. As a result, it is typical when performing objectified business valuations to rely on capital market pricing models in order to ascertain the risk premium and to derive the risk premium directly from the capital market. This assumption makes it possible to describe the risk assessment of a large number of shareholders in the valuation model, which is reflected in the share price through supply and demand.

Since the company for which the valuation is being performed generally differs from the companies for which the historical risk premiums were measured given its specific risk structure, the risk premium has to be adjusted to account for these differences. The company-specific risk premium should reflect both operating risk, which is based on the nature of the company’s operations, and capital structure risk, which is affected by the company’s debt ratio.

The IDW S1 standard explicitly refers to the capital asset pricing model (“CAPM”), as well as the Tax CAPM, which supplements the standard CAPM by taking into account the impact of personal income taxes, for the determination of discount rates in business valuations based on theoretical capital market models.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In the CAPM respectively the Tax CAPM, the risk premium is determined by multiplying the average market price for assuming risk in the capital market (the market risk premium) by the company-specific risk (beta factor). Market risk is defined as the difference between the rate of return from the shares of a group of publicly traded companies and the rate of return from a virtually risk-free capital market investment (the risk-free rate). Individual company risk is measured by the beta factor, which represents the covariance between the fluctuation in the rate of return of an individual stock and that of the general market. In other words, it describes the sensitivity of one stock’s performance to the performance of the underlying market portfolio. If, in any individual case, the risk associated with the individual company corresponds to the risk of the stock portfolio, then the discount rate equals the portfolio’s rate of return.

The use of the CAPM for the determination of risk premiums in business valuations is not uncontroversial in the literature and case law. In fact, use of the CAPM is rejected in certain isolated judgments, citing the numerous fundamental concerns about the model. To support their view, opponents of the CAPM argue that the capital market, due to its incomplete nature, cannot supply reliable information as to the future scope of risk of any given company.

Despite all of this criticism, the CAPM continues to be the preferred model for the determination of risk premiums in accordance with the prevailing view in valuation literature and practice (Wagner/Jonas/Ballwieser/Tschöpel, Weiterentwicklung der Grundsätze zur Durchführung von Unternehmensbewertungen (IDW S 1), WPg 2004, pp. 889 et seq.).

This conclusion is also being increasingly reached in the recent case law (e.g. Higher Regional Court of Frankfurt am Main, 5 February 2016, Case No. 21 W 69/14; Higher Regional Court of Dusseldorf, 12 November 2015, Case No. I-26 W 9/14; Higher Regional Court of Karlsruhe, 23 July 2015, Case No. 12a W 4/15; Higher Regional Court of Munich, 18 April 2015).

Furthermore, the Higher Regional Court of Frankfurt am Main confirms, in its Order of 2 May 2011 (Case No. 21 W 3/11), that the CAPM is superior to free estimation of the risk premium if only due to the greater transparency of the former method, stressing that the CAPM is currently the most important model for determining risk-appropriate capital costs.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

For the reasons mentioned above, we deem it appropriate in this specific case to measure the risk premium using the CAPM respectively the Tax CAPM.

bb)	Market Risk Premium

The question as to which capital market studies accurately reflect the observable market risk premium is a subject of controversy in business administration theory and valuation practice. Most of the numerous published capital market studies have shown that, historically, investments in stocks have largely generated higher returns than investments in virtually risk-free government bonds.

In assessing these capital market studies, it must be kept in mind that the findings of international studies are not necessarily applicable to German conditions. For one thing, these studies fail to account for the unique features of the German system of taxation. Moreover, given its small number of publicly traded companies relative to other countries, the German capital market cannot be compared, e.g. to capital markets in the English-speaking world without qualifications. Accordingly, we relied upon German studies for estimation of the future market risk premium.

Analysis of the available German capital market studies, and the use of those studies for determination of the expected future market risk premium in the CAPM, are complicated by the fact that these studies do not use the same data for the determination of market risk premiums observed in the past. This is evident from the fact that the available studies use different reference periods and reference indices, the absence of a consistent method of accounting for inflation and taxes and the manner in which individual historical market risk premiums are averaged into a representative overall value, using the arithmetic or geometric mean. Accordingly, even the domestic capital market studies are comparable only with qualifications.

The IDW Valuation Committee first issued an opinion as to the specific expected market risk premium at its 84th session on 10 December 2004. The Committee stated in this opinion that, for business valuations on or after 31 December 2004, an after-tax market risk premium of between 5.0% and 6.0% would be appropriate unless opposed by the circumstances of the individual case.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The Committee’s recommendation was based in particular on the results of Stehle’s capital market study, which ascertained market risk premiums while accounting for personal taxes in explicit and differentiated fashion, and was therefore viewed by the Committee as particularly suitable with respect to the estimation of future market risk premiums in the context of business valuations.

This study finds, for a reference period from 1955 to 2003, that after-tax risk premiums in the German capital market were 6.66% (arithmetic mean, CDAX) and 3.83% (geometric mean, CDAX). Based on the after-tax market risk premium (6.66%) which he derived using the arithmetic mean from the CDAX comparison, and taking into account a discount of around 1.0%, Stehle concludes that a future market risk premium of 5.5% is defensible for valuation purposes. In the end, Stehle advocates a risk premium of 5.5%.

However, the method chosen by Stehle to measure future market risk premiums is a subject of controversy to this day, due in particular to the reference period which was chosen and the use of the arithmetic mean to determine the results.

To our knowledge, a conclusive view has yet to emerge in business administration doctrine with respect to the question as to whether historical market risk premiums are accurately reflected using the arithmetic or geometric mean. A number of empirical studies have been published in the US valuation literature based on which the conclusion can be drawn that the actual market risk premium is somewhere between the arithmetic and geometric means, and not at either one of the extremes.

Until this question is clarified, the Higher Regional Court of Frankfurt am Main has also deemed it sensible, in accordance with IDW’s recommendation, to use a value lying somewhere between the geometric and the arithmetic mean in order to provide a realistic market risk premium (Higher Regional Court of Frankfurt am Main, 5 March 2012, Case No. 21 W 11/11, and 24 November 2011, Case No. 21 W 7/11).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The Higher Regional Court of Karlsruhe has also reached the conclusion that “an empirically precise determination of the market risk premium” is not possible given the current state of the economic sciences. Accordingly, there are multiple defensible methods in addition to the arithmetic mean (Higher Regional Court of Karlsruhe, 23 July 2015, Case No. 12a W 4/15).

Calculating the average of the arithmetic and geometric means based on the market risk premiums determined by Stehle and taking into account typical taxes on income results in a value of 5.25% for the CDAX.

Taking into account the other studies which examine very long periods, and assuming that taking the average of the arithmetic and geometric mean of annualized rates of return is a pragmatic method for estimating the market risk premium, the spread recommended by IDW for valuation dates prior to 1 January 2009 (5.0% to 6.0%, after personal taxes) presently appears to be not implausible.

Stehle’s empirical study was carried forward to the year 2006 by Ballwieser, Kruschwitz and Löffler, and the result was to increase the estimated after-tax market risk premiums for the CDAX to 7.22% (arithmetic mean) and 4.56% (geometric mean), for an average of 5.89%.

However, empirically observed historical market risk premiums can only provide a starting point for further considerations in connection with derivation of the future market risk premium.

In accordance with the principle of equivalence as it applies to future periods in business valuations, Stehle recommends a discount on the historical market risk premiums. Such a discount is justified by the improved opportunities which investors today have for limiting risk by means of diversification, as well as the possibility that the risk of price fluctuations may be lower in the future. The Stehle study uses a discount of 1.0% to 1.5%, without further explanation.

The use of such a discount is a subject of controversy in the literature. Some even have expressed the view that a contrary development is to be expected. Based on the information available to us, a majority opinion has yet to form on this question.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

For valuation dates prior to 1 January 2009, the Committee has endorsed a future after-tax market risk premium of between 5.0% and 6.0%. This recommendation is not objectionable, in our view, despite the aforementioned uncertainty concerning the determination of market risk premiums observed in the past and derivation of the future market risk premium from those historical premiums.

IDW’s recommendations concerning the amount of the market risk premium for the period between 1 January 2005 and the adoption of the flat tax have been approved by the courts (e.g. Higher Regional Court of Munich, 26 July 2012, Case No. 31 Wx 250/11; Higher Regional Court of Dusseldorf of 4 July 2012, Case No. I-26 W 8/10; Higher Regional Court of Frankfurt am Main, 5 March 2012, Case No. 21 W 11/11; Higher Regional Court of Stuttgart, 17 October 2011, Case No. 20 W 7/11).

Circumstances in the German capital market have changed repeatedly (and substantially) as a result of tax conditions. After a market risk premium of 5.0% to 6.0% (after personal taxes) was established for valuation dates as of 1 January 2005, the taxation of investments in Germany was thoroughly reformed (once again) at the start of the year 2009. New investments as of 1 January 2009 are subject to a flat tax, which applies at an equal (nominal) rate to interest and dividends as well as capital gains. This change in the taxation system could not help but have an impact on the market risk premium which is to be expected in the future.

Following this change, the (simplifying) assumption that capital gains will remain tax-free (an assumption which tended to boost the valuation) could no longer be made. However, it must also be kept in mind that the period of time for which stocks are held has an impact on the effective tax rate, since postponement of the tax liability results in a present value benefit for the stock investor. The amount of this present value benefit depends in part on the holding period of the stocks.

In order to precisely calculate the impact of the 2008 corporate tax reform on the amount of the market risk premium, it is necessary to know the average capital gains tax rate, with due regard for the flat tax. In order to calculate this capital gains tax rate, information e.g. concerning the average holding period for equities held by private investors and the performance of securities during this holding period, would be required. Insofar as this information is not available given the relatively short period of time since adoption of the flat tax, the actual impact on the amount of the market risk premium would have to be estimated.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The Valuation Committee has expressed the view that the after-tax market risk premium may be slightly diminished due to the impact of the tax reform (online report on the 95th Meeting of the Valuation Committee of 29 November 2007).

It states that the after-tax rate of return demanded by shareholders is an expression of risk aversion alone. Accordingly, the required (after-tax) rate of return is independent of the system of taxation. If investors are required to pay higher personal taxes on capital market investments due to the flat tax on future capital gains, they will compensate by demanding a higher rate of return. If these demands for higher returns are not fully enforceable in the capital market, due in part to the presence of foreign shareholders, who generally do not have to contend with a higher tax liability as a result of the corporate tax reform, the attainable after-tax rate of return for the typical domestic shareholder is reduced. The Committee states that a study of the 2003 tax reform in the US provides empirical confirmation of this modeled effect.

Based on a simulation which it conducted for valuation dates after the adoption of the capital gains taxation system on 1 January 2009, the Valuation Committee recommended that the market risk premium, after personal taxes, should be within a range from 4.0% to 5.0%. Given the risk-free interest rate level at the time, these ranges correspond to an after-tax rate of return of around 8%, which is the level demanded by market participants.

The higher courts have largely acknowledged IDW’s recommendations concerning the amount of the market risk premium following adoption of the flat tax (e.g. Higher Regional Court of Munich, 18 February 2014, Case No. 31 Wx 211/13; Higher Regional Court of Stuttgart, 15 October 2013, Case No. 20 W 3/13; Higher Regional Court of Frankfurt am Main, 2 May 2011, Case No. 21 W 3/11).

In view of the significant decrease in the yields on government bonds as a consequence of the financial and capital market crisis and the low (and in some cases negative) real rate of return from shorter-term (virtually) risk-free bonds, the stability of discount rates for valuation purposes has been a matter for discussion among valuation practitioners since 2011.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

With regard to this question, on 10 January 2012, the Committee recommended an examination, subject to additional announcements and recommendations based on further studies, into whether the increased uncertainty in the capital market and the associated increase in risk aversion should be accounted for by using a market risk premium at the upper edge of the aforementioned range. At IDW’s workshop in January 2012, even this recommendation on the part of the Valuation Committee was viewed by some participants in the discussion as possibly inadequate.

In its latest recommendation, which was made in light of the further discussion and the journal articles which have been published in that regard, as well as the development of interest rates (most recently confirmed on 6 April 2016), the Valuation Committee states that the appropriate range for market risk premiums is from 5.5% to 7.0% (before personal taxes), or from 5.0% to 6.0% (after personal taxes).

The Valuation Expert set the after-tax market risk premium in the middle of the range recommended by the Committee, i.e. at 5.5%.

We have performed some analyses in order to determine whether the Committee’s assessment is still accurate and, to this end, we examined the implicit market risk premiums underlying the Committee’s argumentation, as well as bond market spreads based on analyst estimates. We found that, based on this data, capital market risk premiums remain higher than where they were prior to the financial and capital market crisis. Based on these findings, we should expect that the risk premium is higher than it was before the crisis. The recent performance of the VDAX (DAX volatility) also shows that risk aversion in the market is trending higher.

Nevertheless, we would point out that the discussion in valuation literature and practice with regard to market risk premiums is not yet complete, and the empirical evidence concerning the interaction of the risk-free rate and the market risk premium have yet to be clarified. Assuming that real market yields remain constant in the long term in a corridor of around 7% to 10%, the market risk premium used in the valuation, 5.5%, would represent a low estimate.

For the reasons presented, the after-tax market risk premium chosen by the Valuation Expert, 5.5%, lying in the middle of the range recommended by the Committee after the crisis, is not objectionable.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

bc)	Beta Factor

Preliminary Considerations

The estimated risk premium for a total market portfolio (market risk premium) must be adapted to suit the specific risk structure of the company for which the valuation is being performed using the CAPM. The relationship between general market risk and individual, company- and sector-specific risk is expressed by the “beta factor.”

Accordingly, it is necessary to calculate historical beta factors first and then estimate future risk on this basis.

In practice, it has been observed that valuation practitioners derive highly divergent beta factors for the same period. The selection of parameters can have a substantial impact on the amount of the historical beta factor which is measured.

In particular, historical beta factors depend on selection of the comparison index, the length of the estimation period, the periodicity of the underlying indices and the definition of when the reference period begins and ends.

Critics of the CAPM contend e.g. that, given the numerous decisions which need to be made with respect to the selection of individual parameters for determination of the beta factor, the valuation specialist can determine the beta factor at will, and that the determination process is often not transparent. In this way, the key advantage of the CAPM from a theoretical viewpoint over a system of general discretion-based risk premiums can, in practice, ultimately be turned on its head.

We do not share the fundamental concerns with respect to the CAPM approach. However, in light of the criticism, we deem it necessary to present and explain each of the examinations which have been performed through the technical derivation of beta factors and qualitative assessment of the results.

Market Portfolio

Since beta factor expresses the sensitivity of a stock’s performance to changes in the value of the market portfolio, the first question which needs to be clarified is that of the composition of the market portfolio.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In theory, the market portfolio consists of all risky investments existing anywhere in the world, and is not limited to just equities. In practice, this theoretically correct global market portfolio cannot be observed.

There are established international indices, for equities markets at least, and some of them are global in scope. For this reason, international indices are used at times, and at others, the broadest possible national market index is used as a standard. The latter method allows valuation practitioners to avoid distortions caused by currency exchange rates. For this reason, it may be appropriate to use the broadest possible national index as a standard for company-specific risk. We deem both methods to be theoretically admissible.

The Valuation Expert performed alternative calculations based on commonly used broad-based national indices using the local currency, as well as the global “MSCI World” index, for derivation of the beta factors.

When local indices are used, distortions based on currency translation cannot be ruled out given the use of a single currency, resulting in a wide range of beta factors. The chosen method is not objectionable, on the whole.

Period under Examination and Periodicity

Historical beta factors can generally be obtained for a variety of periods and intervals (daily, weekly, monthly) from financial data providers.

For the regression analysis, a certain number of data points are necessary in order to produce statistically significant results. The number of data points needed for statistical relevance is given as between 30 and 100 (Schneeweiß, Ökonometrie, 1990, p. 6). In valuation practice, beta factors are generally measured on a weekly basis over a two-year period (104 data points) or on a monthly basis over a five-year period (60 data points) in order to obtain a sufficient number of data points.

Daily measurement of returns would enable a larger sample, but is rarely chosen by valuation practitioners since it tends to have unfavorable empirical characteristics, and the beta factors which are measured on this basis are subject to greater fluctuation than beta factors which are measured at longer intervals.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In particular, the “intervalling effect” is cited in the literature as an argument against using daily measurement of returns. If trading volume in a stock is low, the stock price will not respond immediately to new information, and the stock’s performance will therefore not move in synchronous fashion with the chosen reference index.

For this reason, valuation practitioners usually compile weekly beta factors (see above). It should be kept in mind, however, that the weekly betas available from providers of financial market data are based not on the average value for the trading week, but on the closing price on the final trading day of the week.

Monthly returns, on the other hand, have more favorable statistical properties, as distortions in the beta factor are diminished as the interval increases in length. For this reason, beta factors are often compiled by valuation practitioners on a monthly basis over a five-year period.

An argument against the use of monthly betas, however, is that (very) long periods of time have to be examined in order to obtain a sufficient number of data points, so that comparability may be severely limited as a result of structural breaks. On the other hand, examining beta factors over an extended period of time may be advantageous in that this serves to eliminate the effects of market distortions such as those which may have resulted from the financial market crisis. Moreover, a five-year period is generally closer to the length of an economic cycle than a shorter period would be.

The Valuation Expert’s determination of the beta factor for the valuation of Wincor Nixdorf was based on monthly beta factors over a five-year period, from July 2011 to July 2016, with the most recent measurement date on 27 July 2016.

The Valuation Expert argues that the use of beta factors over a five-year period reflects the fact that the performance of the company’s shares is dependent on overall market performance, which breaks down into various phases. We deem this method to be comprehensible in view of the service life of the relevant products (over six years) and the typical terms of software and service agreements (generally three to five years).

Both the Valuation Expert and we performed additional analyses of various periods and periodicities. In the course of these analyses, no evidence was found that the method chosen by the Valuation Expert operates to the detriment of minority shareholders in a one-sided manner. Accordingly, the Valuation Expert’s method is unobjectionable in the present case.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Suitability of the Forecast

The historical beta factors observed in the past do not necessarily reflect the risk which the Valuation Object will be subject to in the future. A future beta factor is to be estimated by the Valuation Expert based on an evaluation of the observed historical beta factors. The historical beta factors which are determined, e.g. for various periods, are no more than indicators of the future beta factor.

With respect to the questions which are raised concerning the periodicity of the measurement and the market portfolio used for the comparison, the determination of a beta factor in practice often depends on whether a “raw” or “adjusted” beta factor is used.

“Raw beta” is also known as historical beta, and can be calculated directly from the historical capital market data. In addition to raw beta, “adjusted beta” is also computed e.g. by Bloomberg. In this determination, the beta factor of the market portfolio (by definition 1.0) is assigned a weight of one third, while the “raw beta” has a weight of two thirds.

This weight is designed to eliminate errors which may occur when high historical beta factors overestimate the “true” beta, while low historical beta factors underestimate “true” beta. This method can be traced back to an auto-regressive adjustment method originally developed by Blume in order to correct distortions in historical data (Blume, On the Assessment of Risk, The Journal of Finance, Vol. 26, March 1971, p. 8).

Some other studies in this regard also conclude that adjustment-based methods like the Blume method are better at predicting beta factors than “naive” forecasts (e.g. Schmid/Wolf, Cost of Capital Estimation with Application to Workers Compensation Ratemaking, 2009; Gray/Hall/Bowman/Brailsford/Faff/Officer, The performance of alternative techniques for estimating equity betas of Australian firms, 2005; Zimmermann, Schätzung und Prognose von Betawerten, 1997, pp. 251 et seq.).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Although various ranges of potential adjustment factors are indicated in those studies, the aforementioned ratio of one third to two thirds has proven itself in practice and has established itself insofar as such adjustments are performed at all.

However, a more recent publication (Echerling/Eierle, Mean reversion adjusted betas used in business valuation practice: a research note, 2014) comes to a different conclusion.

In the present case, the Valuation Expert did not choose the adjusted beta method, but instead used raw beta.

To our knowledge, no conclusive majority opinion has formed in the literature and case law with respect to the use of “raw” or “adjusted” betas. Therefore, both methods are applied in practice.

To examine this question, we have performed a statistical analysis of a large number of corporate restructuring measures involving compensation payments. We have concluded that neither method is predominant, and that no trend is evident towards the use of any one of the two methods.

In view of the above statements, it may be stated, in summary, that use of the “raw beta” to estimate future entrepreneurial risk for the valuation of Wincor Nixdorf is not objectionable, especially since this question is hardly relevant in the present case, with a beta factor near the market average.

Unlevering and Relevering

In analyzing the values which are determined in this manner, it must also be ensured that the beta factors obtained in the capital market reflect both the company’s operating risk and its individual capital structure risk.

According to the prevailing view, it is generally assumed that a high leverage ratio is generally associated with high financial risk to capital, and therefore carries with it higher risk premiums (for capital). Therefore, in order to make the other companies (“peers”) comparable with the Valuation Object, the beta factors are typically adjusted for the individual capital structure risk (“unlevering”) and then adapted to the capital structure risk of the Valuation Object (“relevering”). In some cases, it is necessary to adjust the beta factor over time to adapt changes in the capital structure.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

When it comes to calculating the “beta debt,” it is often assumed by valuation practitioners that lenders will assume a portion of the operating risk and in return will demand a higher rate of return, i.e. a risk premium. As risk is assumed by the lenders, the residual risk assumed by the shareholders is diminished, so that the risk premium demanded by investors decreases accordingly.

This method for conversion of the beta factors was applied in the present case.

We deem use of the beta debt approach to be appropriate in light of the assumptions made by the Valuation Expert.

Wincor Nixdorf’s Original Beta Factor

For publicly traded companies, it is generally possible to derive beta factors from share prices directly by relying on historical returns.

In many cases, however, these returns are affected by specific events or factors and therefore do not appropriately reflect entrepreneurial risk. Distortions in the rate of return for equities could arise when the price of the shares be-comes decoupled from the market trend as a result of takeover offers, speculation or the narrowness of the market.

As a publicly traded company, beta factors are observable in the capital market for Wincor Nixdorf. Accordingly, the Valuation Expert calculated the beta factor for Wincor Nixdorf using CIQ data and subjected it to further analysis. As of 27 July 2016, a beta factor of 0.95 was determined for the company over a period of five years based on monthly regressions against the CDAX. Regression against the MSCI World Index produces a value of 1.26.

Although current analyses of the liquidity of Wincor Nixdorf shares based on trading volume and “bid/ask spreads” have returned typical values, the Valuation Expert takes the view that the possibility that Wincor Nixdorf share prices are distorted and not determined entirely by actual company risk cannot be ruled out. Accordingly, the Valuation Expert derived a beta factor using an alternative method, based on a peer group comparison. The beta factor determined for Wincor Nixdorf shares was then subjected to additional checks by the Valuation Expert in order to ascertain plausibility.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

We have also analyzed the trading data for Wincor Nixdorf shares and our findings were no different. We furthermore deem the method of checking the plausibility of the beta factor derived based on the peer group comparison using the beta factor derived for Wincor Nixdorf shares to be appropriate.

Formation of a peer group

Insofar as a beta factor cannot be determined, because the company’s shares are not publicly traded or if the historical beta factor of the Valuation Object cannot be used for derivation of the future beta factor, it is absolutely necessary, in applying the CAPM, to identify comparable companies with respect to risk for which relevant beta factors can be determined.

Since other companies are not comparable in every respect, valuation practitioners generally try to include several companies from the relevant sector in the examination in order to account for the fact that individual companies may not be fully comparable with the Valuation Object through the calculation of averag values. This method is also based on the principle that the risks and opportunities of comparable publicly traded companies within the same sector will tend to converge over time, so that those companies are largely comparable to the future circumstances of the Valuation Object.

In its Order of 27 May 2009 (Case No. I-26 W 5/07), making reference to a judgment by the Higher Regional Court of Celle (19 April 2007, Case No. 9 W 53/06, AG 2007, p. 865), the Higher Regional Court of Dusseldorf refers to the reference group method as a “legitimate method” for determining beta factor.

In forming the peer group, the Valuation Expert selected companies with risks and opportunities that are largely comparable to those of the Valuation Object, and for which historical trading data is available in an adequate scope and quality.

In order to determine suitable peer group companies, the Valuation Expert selected possible candidates from a CIQ industry survey, taking into account additional research and analyses based on publicly available information, supplemented by information provided by Wincor Nixdorf management.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The method for determining the peer group and the qualitative and quantitative filters which were employed in order to gradually convert the “long list” into a “short list” are presented in the Valuation Opinion.

Starting from a short list, the Valuation Expert analyzed the 15 potential peer group companies which had been identified with regard to adequate comparability with Wincor Nixdorf based on detailed descriptions of their operations, financial data and product segments. At the end of the process, the Valuation Expert was left with the two peer group companies described in the Valuation Opinion: NCR and Diebold Inc. Based on the analyses performed by the Valuation Expert, these companies offer the best possible comparison to Wincor Nixdorf with regard to operations and business risk and were therefore identified as the company’s “core peer group.”

As a plausibility check, the Valuation Expert supplemented this core peer group with an “extended peer group” to take into account the potential future development of Wincor Nixdorf, particularly with regard to the fast-growing AEVI business. The long list was generated by the Valuation Expert based on the market and industry studies (eleven) of relevance for Wincor Nixdorf, analyst reports (nine) and the most recent impairment test (six), in which some companies are mentioned multiple times. To winnow down this group into the short list, the Valuation Expert applied criteria which were also used for the core peer group. The four other companies mentioned in the Valuation Opinion were identified on this basis.

As a result of this screening process and additional analysis, as well as discussions with Wincor Nixdorf management, the Valuation Expert identified a core peer group consisting of the two companies most comparable to Wincor Nixdorf, as well as an extended peer group including four additional companies. The Valuation Expert points out that the extended peer group does not reflect the aggregate risk profile of Wincor Nixdorf better than the core peer group. Rather, the weight of Wincor Nixdorf’s individual business units is not adequately reflected by taking the averages of these six companies.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

We were able to follow the methodology employed by the Valuation Expert in identifying peer group companies and, particularly for excluding potential peers using the criteria cited, and we deem the mode of procedure followed to be appropriate. We deem the Valuation Expert’s assessment with regard to the differing degree of comparability of the core peer group companies and the companies included in the extended peer group to be accurate.

In the course of our research with CIQ, we were unable to identify any other potential peer group company which reflects the risk of Wincor Nixdorf as well or better than the companies in the peer groups created by the Valuation Expert.

All the peer group companies are based abroad. The selection of peer group companies whose registered office and/or stock exchange listing is in a country different than that of the Valuation Object often encounters objections to the effect that those companies are not adequately comparable.

In general, risk is affected not by the country in which a company is based or where its shares are listed for trading, but e.g. by the geographical focus of its operations. This criterion was kept in mind in the selection of peer group companies.

The selected methodology, with respect to the use of foreign companies as well, is deemed to be permissible by the courts (e.g. Higher Regional Court of Stuttgart, 3 April 2012, Case No. 20 W 7/09, 17 October 2011, Case No. 20 W 7/11 and 4 May 2011, Case No. 20 W 11/08; Frankfurt am Main, 5 March 2012, Case No. 21 W 11/11; Higher Regional Court of Celle, 19 April 2007, Case No. 9 W 53/06).

In summary, we deem the mode of procedure in the selection of companies for the core peer group to be adequate. We have no objections to the derivation of the peer group companies described in the Valuation Opinion, taking into account the plausibility check using the extended peer group.

Beta factor based on the chosen peer group

Ultimately, the Valuation Expert derived the levered five-year beta factors for the two peer groups using the methods derived above, based on raw beta, using monthly regression against the broadest possible most commonly used national index and against the international MSCI World Index, to arrive at values as of 27 July 2016.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The Valuation Expert entered the individual levered and unlevered beta factors determined for each per group company into tables for the core peer group and extended peer group and calculated the arithmetic mean in each case.

The unlevered beta factors for the core peer group range from 1.13 (global index) to 1.24 (local index), which is within the range of the unlevered original beta factor, which was used to check the plausibility of the calculation, and which ranges from 0.95 (local index) to 1.26 (global index).

The Valuation Expert deems the use of an unlevered beta factor at the lower end of the core peer group range, rounding out to 1.1, to be adequate for an estimation of Wincor Nixdorf’s operating risk.

The unlevered beta factors for the extended peer group range from 0.99 (global index) to 1.14 (local index), also within the range of the unlevered original beta factors. In conclusion, the beta factor of 1.1 which was used for the purposes of the valuation lies within the extended peer group range, which was used as a plausibility check.

To determine the risk premium to be used for the valuation of Wincor Nixdorf, the Valuation Expert adjusted the unlevered beta factor in a period-specific manner in order to account for changes in capital structure, arriving at values between 1.28 (2016/17) and 1.31 (2017/18). The result was an unlevered beta factor of 1.23 for Wincor Nixdorf in the terminal value phase.

The conversion of the unlevered beta factor of 1.1 into period-specific levered beta factors based on the mode of procedure presented was performed in a methodologically adequate and mathematically accurate fashion.

Our verification of these values, which was performed in the form of queries (CIQ and Bloomberg), did not lead to any objections. Other calculation methods (different intervals), using the parameters used by the Valuation Expert, result in beta factors ranging from 1.0 to 1.2.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Taking into account Wincor Nixdorf’s business model, we deem the beta factor chosen for the valuation of Wincor Nixdorf to be adequate, keeping in mind that the market risk premium used for the valuation continues to be in the middle of the range recommended by the Valuation Committee in the current market environment.

c)	Terminal Growth Rate

Future growth in net income results in part from retained earnings and their reinvestment within the company and, in part, arises organically due to price, volume and structural effects.

In the Detailed Forecast Period, potential growth is included in the company forecast and therefore in the net financial surpluses, the individual components of which are forecast as nominal values. A terminal growth rate is therefore unnecessary for this period.

In the perpetual annuity phase as well, the balance sheet and income statement items continue to change, as does the net cash flow to shareholders. This perpetual growth is essentially reflected by the terminal growth rate in the discount rate calculation.

Retained earnings and sums notionally attributable to shareholders in the perpetual annuity phase represent a substantial percentage of future growth. This growth as a result of retained earnings could also be represented in equivalent value by discounting additional distributions which are generated by retained earnings.

Assuming that Wincor Nixdorf permanently earns the cost of capital reflecting its risk and financing structure, the future growth in distributions corresponds directly with the value contribution of increases in value as a result of retained earnings. Accordingly, the majority of future operational growth, financed through retained earnings, is already taken into account through the direct attribution of the value contribution of increases in value.

Addition growth potential, e.g. temporary additional growth effects which are based on temporarily attainable excess returns as a result of specific market and industry conditions or specific features of the company, as well as inflation-related growth effects, are to be taken into account in the systematic procedure which has been presented for determining the terminal growth rate.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

In deriving the terminal growth rate, the Valuation Expert differentiates between the various business segments. In accordance with the Valuation Expert’s findings, the hardware business is already characterized by intense competition and price pressure, so that the most the company can hope or expect is that a stable price level will be established in the future, provided the company’s is innovative enough to compensate for the drop in prices. In the software and service business, on the other hand, prices tend to more stable, and price changes should remain within the bounds of the inflation rate for the economy as a whole.

With due regard for current economic data, Wincor Nixdorf’s foreign operations, which are subject to possible exchange rate effects, and the assumptions with regard to derivation of the risk-free rate, the Valuation Expert considers a terminal growth rate of 0.75% for the financial years starting in 2018/19 to be adequate.

We find the considerations presented by the Valuation Expert to be plausible and also point out that the Valuation Expert uses a terminal growth rate of 0.75% (growth in net cash flows) as well as a future inflation-driven revenue terminal growth rate of 0.75%. This implies that the company’s expenses will also go up by 0.75%. With factor prices increasing by more than 0.75%, a parallel development of revenues and earnings is possible only if improvements in efficiency compensate for the rising costs.

Empirical studies with regard to the earnings growth of German companies have shown that average earnings growth due to retained earnings is about one half the general inflation rate. On this basis, and with due regard for current inflation expectations, a future terminal growth rate of well under 1.0% can be derived, adjusted for retained earnings.

Insofar as it is argued in some parts of the literature that the (average) earnings growth of German companies should be set significantly higher based on statistical analysis, these sources generally fail to recognize the link described above between retained earnings and associated increases in value.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

However, when comparing the terminal growth rates used in business valuations against the companies’ statistically determined earnings terminal growth rates, it should be kept in mind that, in practice, companies routinely used retained earnings for investments in their operations. These investments, in turn, increase the value of future earnings. Accordingly, empirically determined earnings growth includes both inflation-driven earnings growth and earnings growth which is due to retained earnings.

In the discounted cash flow method, net cash flows in the perpetual annuity phase are comprised of earnings distributions/dividends and the value contribution of increases in value. Since the valuation contribution of increases in value fully accounts for future dividend growth from retained earnings, the growth in earnings distributions/dividends reflected in the terminal growth rate largely reflects inflation-related value effects which are attributable to the company-specific inflation rate of the company for which the valuation is being performed.

In the present valuation, the 0.75% terminal growth rate corresponds, in the context described by Tschöpel/Wiese/Willershausen (Unternehmensbewertung und Wachstum bei Inflation, persönlicher Besteuerung und Verschuldung, WPg 2010, pp. 349 et seq. and 405 et seq.), to

w = (1 - q) * RvSt + q * p with

w = overall terminal growth rate

q = distribution rate

RvSt = levered cost of capital before income taxes

p = company-specific inflation rate

to a perpetual earnings terminal growth rate of around 4.9% for Wincor Nixdorf.

The described impact of growth based on retained earnings is empirically established in a recent article by Schieszl/Bachmann/Amann [Peemöller (editor), Praxishandbuch der Unternehmensbewertung, 6th ed., 2015, Chapter 3, Part G: Das Wachstum der finanziellen Überschüsse in der Unternehmensbewertung – Eine empirisch gestützte Bestandaufnahme] based on time series extending to the recent past.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

It should also be stated with regard to the 0.75% terminal growth rate used in the valuation that the terminal growth rates used by valuation practitioners and confirmed by the courts to this date typically range from 0.0% to 2.0%. An analysis of 42 decisions made in the recent past by six superior courts reveals nine cases with terminal growth rates of less than 1.0% (as low as 0%), 19 others with a terminal growth rate of exactly 1.0% and 14 cases with terminal growth rates of higher than 1.0% (and as high as 2.0%).

Accordingly, the terminal growth rate used in the present case is within the range of the cases underlying these decisions. It should also be kept in mind that these decisions were made on valuation dates on which inflation and interest rates were higher, in some cases by a significant margin. In view of current inflation and interest rates, which are not expected to increase substantially in the short and medium terms, it is to be expected that terminal growth rates of well under 1.0% will no longer be regarded as exceptional cases by the courts in the future.

Based on the considerations presented, in summary, we deem the terminal growth rate used in the present valuation to be adequate.

d)	Overview of Discount Rate

The discount rate, which was derived by the Valuation Expert in a methodologically correct and mathematically accurate manner, is determined as follows, in summary:

Wincor Nixdorf: Discount Rate	2015/16	2016/17	2017/18	2018/19	2019/20 ff.
Risk-free rate before personal taxes	0.70%	0.70%	0.70%	0.70%	0.70%
Risk-free rate after personal taxes	0.52%	0.52%	0.52%	0.52%	0.52%
Market risk premium after personal taxes	5.50%	5.50%	5.50%	5.50%	5.50%
Levered beta factor	1.29	1.28	1.31	1.29	1.23
Risk premium after personal taxes	7.08%	7.05%	7.18%	7.07%	6.79%
Cost of capital after personal taxes	7.60%	7.56%	7.70%	7.59%	7.30%
Terminal growth rate					-0.75%
Discount rate after personal taxes	7.60%	7.56%	7.70%	7.59%	6.55%

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

6.	Separate Assets

Wincor Nixdorf reportedly does not have a significant amount of non-core assets. In the course of the valuation, the Valuation Expert did not identify any non-core assets which are to be attributed to the earning value of core assets or which are to be recognized as separate assets for reasons of presentation.

We did not identify any non-core assets over the course of our audit which are to be attributed to the earning value of core assets, or which are to be recognized as separate assets for reasons of presentation.

7.	Valuation and Value Per Share

The Valuation Expert calculated the earnings value of Wincor Nixdorf’s operations in a mathematically accurate fashion as of the date of the Wincor Nixdorf GM at which the resolution was adopted (the Valuation Date), as € 1.591 million. This value is comprised of a dividend value of € 795 million and € 796 million in retained earnings in the perpetual annuity.

Given the number of shares in circulation (29,816,211), the value per share of Wincor Nixdorf is € 53.34.

No particular difficulties arose in the valuation of Wincor Nixdorf.

8.	Scenarios with Altered Interest Rates

In view of the enduring low interest rates and the possibility that interest rates will change, we cannot rule out the possibility, at the conclusion of our review, that a risk-free rate differing from the one derived with the method presented above could arise during the period between conclusion of the review and the date on which the resolution is adopted by the Wincor Nixdorf GM, corresponding to the Valuation Date.

For these cases of increases or decreases in risk-free rates, rounded to the nearest tenth of a percent in accordance with the Valuation Committee’s recent recommendation of 13 July 2016 prior to the GM, the Valuation Expert has carefully determined and presented the resulting values per share (before personal taxes). In doing so, he assumed for the sake of simplicity that all other valuation parameters and methods would remain unchanged. Based on his calculations, to which we have no objection, the valuation and value per share of Wincor Nixdorf are as follows:

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Wincor Nixdorf: scenario analysis Valuation and cash compensation	Valuation	Cash compensation
Risk-free rate before personal taxes	€ million	€/share
0.4%	1,666	55.89
0.5%	1,640	55.02
0.6%	1,615	54.17
0.7%	1,591	53.34
0.8%	1,567	52.54
0.9%	1,543	51.75

9.	Sensitivity Analysis

In light of the review as to whether the intrinsic value of Wincor Nixdorf derived based on the earnings value method might be higher than the determined cash compensation, we have performed sensitivity analyses with regard to two key parameters of the valuation.

Since there a positive relationship between company growth and company risk, at least in the long term, these valuation parameters are varied higher and lower in the table below relative to the figures used in the valuation and various combinations are compared.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The table below shows how different combinations of terminal growth rates and beta factors can affect the value per share of Wincor Nixdorf:

Wincor Nixdorf: value per share in Euros		Terminal growth rate
		0.25%	0.50%	0.75%	1.00%	1.25%
	1.00	54.97	57.44	60.16	63.14	66.43
	1.05	51.92	54.15	56.58	59.24	62.16
Unlevered beta factor	1.10	49.14	51.16	53.34	55.73	58.34
	1.15	46.59	48.42	50.40	52.55	54.89
	1.20	44.25	45.91	47.71	49.65	51.76

The values per share resulting from variations in these parameters range from € 44.25 to € 66.43. Taking into account the aforementioned connection between company growth and company risk, and examining only combinations in which the figures move in the same direction, the range of possible values per share is smaller, from € 51.76 to € 54.97.

10.	Plausibility of the Valuation

The plausibility of the (fundamental) valuation of Wincor Nixdorf, which was determined in accordance with the earnings value method, i.e. decidedly on the basis of internal information and business management principles, was checked by means of a comparative valuation based on public capital market data (“trading multiples”). The Valuation Expert dispensed with the use of “transaction multiples” due to the fact that the meaningfulness of such multiples is generally limited as a result of the high degree of subjective factors. Trading multiples were derived by the Valuation Expert based on the extended peer group, which was also used to check the plausibility of the beta factor.

For the comparative valuation, the Valuation Expert determined multipliers based on the ratio of overall valuation to the EBITDA and EBIT of the individual companies. The multipliers were calculated based on analyst estimates of EBITDA and EBIT for Financial Year 2017, which were provided by CIQ. For subsequent financial years, estimates were not available in sufficient quantities.

In order to ensure that the projected EBITDA and EBIT of the peer group companies are comparable with those of Wincor Nixdorf, the Valuation Expert used the forecast values for Wincor Nixdorf from Financial Year 2016/17. For the calculation of net debt, for the purposes of converting the overall valuation into the market value of the company’s capital, the Valuation Expert used the actual data of Wincor Nixdorf as of 30 June 2016.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

The market value of Wincor Nixdorf’s capital calculated based on the EBITDA multiples of the extended peer group for the upper and lower quartiles ranges from € 1,389 million to € 1,845 million. This places the enterprise value, which was determined using the earnings value method, by analyzing the fundamentals of the company (capital value), in the middle of the range presented.

The market value of Wincor Nixdorf’s capital calculated based on the EBIT multiples of the extended peer group for the upper and lower quartiles ranges from € 1,452 million to € 1,689 million. This places the enterprise value, which was determined using the earnings value method, by analyzing the fundamentals of the company (capital value), also in the middle of the range presented.

We were able to follow compilation of the peer group and the selection and calculation of the multiples both substantively and mathematically. In doing so, we used the “consensus estimates” of CIQ. We were able to confirm the Valuation Expert’s results.

We consider the mode of procedure for determination of the comparative valuation to be essentially appropriate and adequate. In accordance with the Valuation Expert’s findings in the present case, which we share, the comparative market valuation furnishes no reason to suspect that the valuation determined using the earnings value method is inaccurate or that the underlying forecasts are overly conservative.

Moreover, a comparison of the valuation per share (€53.34) with the total value of the consideration offered by the principal shareholder as part of the voluntary public takeover offer of 5 February 2016 to the shareholders of Wincor Nixdorf (€52.50) does not indicate that the valuation is inadequate in terms of the German Stock Corporation Act.

In summary, it can be stated that the plausibility checks which have been performed give no indication that the present valuation is inadequate in terms of the Stock Corporation Act.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

11.	Comparison with Liquidation Value

The Valuation Expert made an approximate determination as to whether the liquidation of Wincor Nixdorf would yield net proceeds in excess of its earnings value. The associated considerations and calculations are described in the Valuation Opinion. The Valuation Expert dispenses with a presentation of these calculations in the Valuation Opinion since he concludes that the approximate liquidation value is well below the going concern value so that the liquidation value has no independent significance for the valuation of Wincor Nixdorf and derivation of the company’s value per share.

We have verified these considerations and can confirm the result.

12.	Comparison with Share Price

In view of the rulings issued by the Federal Constitutional Court (Order of 27 April 1999, Case No. 1 BvR 1613/94, BVerfGE 100, 289 et seq.), Wincor Nixdorf’s share price is generally a suitable reference value for determination of the market value of the shares.

Accordingly, the valuation also confronts the question as to whether the share price of Wincor Nixdorf is to be taken into account when determining the cash compensation which is to be paid to the minority shareholders.

In an Order dated 19 July 2010, the Federal Supreme Court elaborated upon its earlier rulings with respect to the rules for determining the valid share price. Accordingly, adequate compensation must generally be based on the volume-weighted average price within a three-month reference period before the restructuring was announced. If an extended period of time elapses between the announcement of the restructuring program and the date of the general meeting and if it appears based on the change in the share price during that period that an adjustment would be appropriate, the share price is to be projected forward based on the performance of the general market or sector, with due regard for the performance of the shares since that time (Order of 19 July 2010, Case No. II ZB 18/09). 19 July 2010, Case No. II ZB 18/09, repeated in the Order of 28 June 2011, Case No. II ZB 15/00).

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Since the joint public announcement by Diebold Inc. and Diebold KGaA of the plan to conclude a domination and profit and loss transfer agreement between Wincor Nixdorf, as the controlled company, and Diebold KGaA, as the controlling company, pursuant to §§ 291(1) of the German Stock Corporation Act was made on 8 July 2013, so that, in the view of KPMG, no extended period of time has passed within the meaning of the Federal Supreme Court’s case law, a reference period ending on 8 July 2013 was chosen for the purposes of the valuation. April 2016, so that, in the view of the Valuation Expert, no extended period of time has passed within the meaning of the Federal Supreme Court’s case law, a reference period ending on 7 April 2016 was chosen for the purposes of the valuation.

We deem the reference period which was chosen in the valuation to be appropriate based on the case law of the Federal Supreme Court. In particular, we agree with the related assessment that no extended period of time has passed within the meaning of the Order of 19 July 2010, which has been cited above.

However, there are strong arguments against using share price to derive the market value of the shares. In accordance with the findings of the Federal Supreme Court on 12 March 2001, (Case No. II ZB 15/00, BGHZ 147, 108 et seq.), for example, share price is not a valid source for the derivation of the shares’ market value in cases where no trading has taken place for ex-tended periods of time, if minority shareholders have been unable to sell their shares at the share price to the narrowness of the market or if the share price has been manipulated.

We share the Valuation Expert’s view that, because of the adequate number of free float shares, the fact that Wincor Nixdorf shares were traded on all trading days and the absence of price jumps by more than 5% on consecutive days, there is no reason to believe that shareholders were unable to sell their shares at the share price. There is also no evidence that the share price may have been manipulated.

The Valuation Expert asked for and was told the volume-weighted average share price of Wincor Nixdorf shares for the three-month period prior to publication of the ad-hoc notice of 8 April 2016 by the Federal Supervisory Office for Financial Services (BaFin) in Bonn and Frankfurt am Main. The Valuation Expert considers the price specified in the response, € 46.79 per share of Wincor Nixdorf, as the relevant lower limit for determination of the cash compensation. Based on our investigation, we can confirm this price.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

Accordingly, the average share price of Wincor Nixdorf determined in this manner is below the cash compensation of € 53.34 which was determined based on the earnings value method.

13.	Adequacy of the Cash Compensation

The value per share of Wincor Nixdorf as of 26 September 2016, determined using the earnings method, is € 53.34 (see C.IV.7).

The average share price of Wincor Nixdorf is below the cash compensation determined based on the earnings value method, in the amount of € 53.34.

The cash compensation was therefore set at € 53.34 per share.

In summary, based on our audit, we deem this cash compensation to be adequate.

If, in the time between the conclusion of our audit of the domination and profit and loss transfer agreement (16 August 2016) and the scheduled date for adoption of the resolution by the shareholders of Wincor Nixdorf concerning conclusion of the agreement (26 September 2016), substantial changes should arise in the financial, earnings and liquidity position of Wincor Nixdorf or other factors underlying the valuation, these changes are to be taken into account in the determination of the cash compensation, especially insofar as these changes result in a value per share which is at present higher than the proposed cash compensation.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

V.	Adequacy of the Recurring Compensation

1.	Calculation Method

The recurring compensation was determined based on the valuation of 26 September 2016, which PwC performed in accordance with the earnings value method pursuant to the IDW S 1 standard (€ 1,591 million). Our findings with regard to the methods applied for determination of the cash compensation and the valuation (see C.II through C.IV) apply for our audit as to the adequacy of the recurring compensation as well.

Pursuant to § 304 (2) Sentence 1 of the German Stock Corporation Act, an annual settlement is to be guaranteed amounting at least to the average share of earnings which can be distributed to each individual share based on the company’s current earnings position and future earnings outlook, taking into account adequate depreciation and allowances, but without other earnings reserves. This statutory rule ensures that minority shareholders will receive a recurring compensation of the value which conforms to the average earnings share they would receive if not for the company agreement.

Pursuant to § 4(2) of the control and profit and loss absorption agreement, Diebold KGaA guarantees the minority shareholders of Wincor Nixdorf payment of a gross profit share amounting to € 3.17 for each bearer share of Wincor Nixdorf, with a mathematical share in the capital stock of € 1.00, for each full financial year as an adequate recurring compensation, minus any corporate tax and solidarity surcharge accruing at the applicable tax rate for that year. Based on the circumstances as of the conclusion of the agreement, a net recurring compensation of € 2.85 per share is guaranteed.

As explained in the Valuation Opinion, the recurring compensation was derived from the objectified valuation as an annuity in accordance with the rulings of the Federal Supreme Court.

In performing the valuation, retained earnings were set in the updated Detailed Forecast Period and retained earnings were notionally attributed in the perpetual annuity phase. This mode of procedure, which was selected for reasons having to do with the valuation methodology, dos not necessarily involve the formation of other earnings reserves. In particular, this mode of procedure does not preclude derivation of the recurring compensation from the enterprise value, given that increases in capital will strengthen the capital base in later years and the retention of earnings therefore does not represent a decrease in the average profit share available for distribution.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

We deem the fundamental method selected by the Valuation Expert of deriving the annual compensation from the valuation and from the net cash flows underlying the valuation, to be appropriate.

2.	Annuity Rate

In converting the valuation into an annuity, the Valuation Expert used a risk-adjusted interest rate of an equivalent term. As is typically the case in valuation practice, this was determined as the sum of a risk-free rate and a risk premium of equivalent present value, after deducting personal taxes.

In the present case, the domination and profit and loss transfer agreement was concluded for an unlimited term. For this reason, the risk-free rate which was used for the valuation of Wincor Nixdorf (0.70% before personal taxes and 0.52% after personal taxes) was also used by the Valuation Expert as the risk-free rate for the annuity.

For the purposes of the annuity, the Valuation Expert applied the method typically used by valuation practitioners: using half of the risk premium used for the valuation for the purposes of determining the annuity. Period-specific risk premiums are used in the valuation of Wincor Nixdorf. In order to arrive at a single risk premium for a fixed recurring compensation, the Valuation Expert determined the present value of the risk premium after personal taxes (6.84%). Half of this rate (3.42%) was used.

The Valuation Expert determines the annuity factor as follows:

Wincor Nixdorf AG: annuity factor
Risk-free rate after personal taxes	0.52%
Half the present value-equivalent of the risk premium after personal taxes	3.42%
Annuity factor	3.93%

This mode of procedure is justified in our view and is therefore not objectionable. We were able to reconcile the starting values necessary for determination of the annuity rate and to check the plausibility of this rate based on capital market data, and we were able to reproduce the mathematical derivation of the rate without objections.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

3.	Consideration of Corporate Tax and Earnings

With respect to the recurring compensation, the Federal Supreme Court ruled in the Order cited by the Valuation Expert that, contrary to the typical practice to date, minority shareholders were to be guaranteed as a settlement in terms of § 304 (1) Sentence 1 (2) Sentence 1 of the Stock Corporation Act, the average gross earnings per share expected to be available for distribution minus the corporate tax owed by the company on this distribution, in the applicable tax rate, as a fixed payment.

The company’s “earned income” in this regard are its pre-tax earnings. Adjustments in corporate taxes result in corresponding adjustments to the recurring compensation, since the Federal Supreme Court takes the view that the company itself is unable to control its corporate tax burden. This ruling is criticized in the literature to the effect that it violates the valuation date principle for business valuations with regard to the corporate tax rate alone, despite the fact that there is no systematic reason why German corporate tax should be treated differently than foreign income taxes or German trade tax.

In the view of the Federal Supreme Court, the mode of procedure described above does not violate the valuation date principle because the amount of the recurring compensation, the average gross earnings available for distribution, is derived based on the objectified valuation of the company, which is performed based largely on the economic and legal structures existing on the valuation date.

According to the calculations of the Valuation Expert, the adequate recurring compensation called for in the agreement amounts to € 2.85 per share. Without deducting corporate tax and solidarity surcharge, the gross recurring compensation payment amounts to € 3.17 per share.

In summary, based on our audit, we deem this recurring compensation to be adequate.

If corporate tax rates or the solidarity surcharge change in the future, the net recurring compensation would be revised accordingly consistent with § 4(2) of the control and profit and loss absorption agreement.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

This mode of procedure is appropriate in view of the rulings of the Federal Supreme Court.

If, in the time between the conclusion of our audit as to the adequacy of the recurring compensation (16 August 2016) and the scheduled date for adoption of the resolution by the shareholders of Wincor Nixdorf concerning conclusion of the agreement (26 September 2016), substantial changes should arise in the financial, earnings and liquidity position of Wincor Nixdorf or other factors underlying the valuation, these changes are to be taken into account in the determination of the recurring compensation especially insofar as these changes result in a value per share which is higher at present than the proposed recurring compensation.

4.	Scenarios with Altered Interest Rates

Similar to the mode of procedure used for derivation of the cash compensation, the Valuation Expert has carefully determined and presented the net recurring compensation per share which would result for the rounded risk-free rates (before personal taxes) based on the possibility that interest rates will change in the period of time between the signing of the Valuation Opinion/the cessation of our audit and the Valuation Date. Based on his calculations, to which we have no objection, the net and gross recurring compensation per share, as well as the parameters of their calculation, are as follows:

Wincor Nixdorf: Scenario analysis Recurring compensation	Valuation	Annuity rate	Net settlement	Gross, including corporation tax	Corporate tax	Gross settlement
Risk-free rate before personal taxes	€/share	%	€/share	€/share	€/share	€/share
0.4%	55.89	3.69	2.80	1.95	0.31	3.11
0.5%	55.02	3.77	2.82	1.97	0.31	3.13
0.6%	54.17	3.85	2.83	1.98	0.31	3.15
0.7%	53.34	3.93	2.85	1.99	0.32	3.17
0.8%	52.54	4.02	2.87	2.01	0.32	3.18
0.9%	51.75	4.1	2.88	2.02	0.32	3.20

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

5.	Sensitivity Analysis

The table below shows how different combinations of terminal growth rates and beta factor affect the net recurring compensation, similar to our mode of procedure in C.IV.4.9:

Wincor Nixdorf: net recurring compensation per share in EUR		Terminal growth rate
		0.25%	0.50%	0.75%	1.00%	1.25%
	1.00	2.70	2.81	2.93	3.06	3.20
	1.05	2.69	2.79	2.89	3.01	3.14
Beta factor	1.10	2.65	2.75	2.85	2.96	3.09
	1.15	2.63	2.72	2.82	2.92	3.04
	1.20	2.61	2.69	2.78	2.89	2.99

The net recurring compensation per share resulting from variations in these parameters range from € 2.61 to € 3.20. Keeping in mind that there is a positive relationship between company growth and company risk, at least in the long term, and taking into account only combinations in which the two figures move in the same direction, the range of net recurring compensation per share is more limited, from € 2.70 to € 2.99.

Wincor Nixdorf Aktiengesellschaft, Paderborn Report on the Audit of the Domination and Profit and Loss Transfer Agreement

D.	Final Declaration

As court-appointed auditors, we have audited the final draft of the domination and profit and loss transfer agreement between Diebold and Wincor Nixorf. We find that the agreement conforms to statutory requirements.

With regard to the adequacy of the cash compensation and recurring compensation, we hereby issue the following final declaration pursuant to § 293e of the German Stock Corporation Act:

“In accordance with our findings, for the reasons explained, a net recurring compensation for the minority shareholders of Wincor Nixdorf AG in the amount of € 2.85 per share of Wincor Nixdorf AG for each complete financial year, and the cash compensation provided, under which the minority shareholders of Wincor Nixdorf AG will receive a cash compensation of € 53.34 per share in their company, are adequate.” We judge the provision in the final draft of the domination and profit and loss transfer agreement under which the recurring compensation is to be determined as a fixed gross total of € 3.17 per share of Wincor Nixdorf AG minus corporate tax and solidarity surcharge based on the tax rates in effect for the relevant year, to be adequate in light of the Federal Supreme Court’s decision in Case No. II ZB 17/01 of 21 July 2003.”

Dusseldorf, 16 August 2016

ADKL AG

Wirtschaftsprüfungsgesellschaft

Wolfram Wagner	p.p. Ulrich Kühnen
Auditor	Auditor